                                                                     EXHIBIT 2.1







                              AGREEMENT AND PLAN OF
                            MERGER AND REORGANIZATION

                                  BY AND AMONG

                          CASCADE COMMUNICATIONS CORP.

                          CAMEL ACQUISITION CORPORATION

                                       AND

                              SAHARA NETWORKS, INC.


                           Dated as of January 2, 1997

                                TABLE OF CONTENTS

ARTICLE I - THE MERGER.........................................................5
   1.1 The Merger..............................................................5
   1.2 Effective Time..........................................................5
   1.3 Certain Effects of the Merger...........................................5
   1.4 Certificate of Incorporation............................................5
   1.5 By-Laws.................................................................5
   1.6 Directors and Officers..................................................5
   1.7 Certain Other Agreements................................................6
ARTICLE II - CONVERSION AND EXCHANGE OF SECURITIES.............................7
   2.1 Shares of the Surviving Corporation.....................................7
   2.2 Conversion of Company Common............................................7
   2.3 Conversion of Sahara Securities.........................................7
   2.4 Exchange Agent..........................................................8
   2.5 No Fractional Cascade Common............................................8
   2.6 Distribution of Cascade Common..........................................8
   2.7 Sahara Stock Options....................................................9
   2.8 Closing of Stock Transfer Books........................................10
   2.9 Dissenting Shares......................................................10
ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SAHARA........................10
   3.1 Corporate Existence and Power..........................................10
   3.2 Corporate Authorization................................................10
   3.3 Governmental Authorization.............................................11
   3.4 Non-Contravention......................................................11
   3.5 Capitalization.........................................................11
   3.6 Subsidiaries...........................................................12
   3.7 Financial Statements...................................................12
   3.8 Absence of Undisclosed Liabilities.....................................12
   3.9 Properties.............................................................12
   3.10 Real Property.........................................................13
   3.11 Condition of Tangible Assets..........................................13
   3.12 Intellectual Property.................................................13
   3.13 Absence of Certain Changes............................................15
   3.14 Litigation............................................................16
   3.15 Material Contracts....................................................16
   3.16 Taxes.................................................................18
   3.17 Employees.............................................................19
   3.18 Transactions with Affiliates..........................................20
   3.19 Insurance Coverage....................................................20
   3.20 Compliance with Laws; No Defaults.....................................20
   3.21 Finders' Fees.........................................................20
   3.22 Environmental Matters.................................................20
   3.23 Employee Plans........................................................21
   3.24 Other Information.....................................................23

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                     Agreement and Plan of Merger -- Page ii


ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF CASCADE AND THE COMPANY........23
   4.1 Corporate Existence and Power..........................................23
   4.2 Corporate Authorization................................................23
   4.3 Governmental Authorization.............................................23
   4.4 Non-Contravention......................................................23
   4.5 Capitalization.........................................................24
   4.6 SEC Documents..........................................................24
   4.7 Cascade Common.........................................................24
   4.8 Ownership of the Company; No Prior Activities..........................24
ARTICLE V - COVENANTS.........................................................25
   5.1 Mutual Covenants and Agreements........................................25
   5.2 Certain Covenants of Sahara............................................26
   5.3 Covenants of Cascade and the Company...................................29
   ARTICLE VI - CLOSING MATTERS...............................................30
   6.1 The Closing............................................................30
   6.2 Documents and Certificates.............................................30
ARTICLE VII - CONDITIONS OF CLOSING...........................................30
   7.1 Conditions to Obligations of Cascade, the Company and Sahara...........30
   7.2 Conditions Applicable to Cascade and the Company.......................31
   7.3 Conditions Applicable to Sahara........................................33
ARTICLE VIII - TERMINATION....................................................33
   8.1 Termination............................................................33
   8.2 Notice of Termination; Effect of Termination...........................34
   8.3 Procedure Upon Termination.............................................35
ARTICLE IX -- SURVIVAL; INDEMNIFICATION.......................................35
   9.1 Survival...............................................................35
   9.2 Indemnification........................................................35
   9.3 Third Person Claims....................................................36
   9.4 Limitations on Indemnification.........................................37
   9.5 Method of Payment......................................................37
   9.6 No Contribution........................................................37
ARTICLE X -- MISCELLANEOUS....................................................37
   10.1 Other Remedies; Specific Performance..................................37
   10.2 Expenses..............................................................37
   10.3 Further Assurances....................................................37
   10.4 Parties in Interest...................................................38
   10.5 Entire Agreement......................................................38
   10.6 Amendment or Modification.............................................38
   10.7 Waiver................................................................38
   10.8 Assignability.........................................................38
   10.9 Certain Definitions...................................................39
   10.10 Headings and Interpretation..........................................39
   10.11 Notices..............................................................39
   10.12 Law Governing........................................................40
   10.13 Invalidity of Provisions.............................................41

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                     Agreement and Plan of Merger -- Page iii


   10.14 Counterparts.........................................................41
   10.15 Consent to Jurisdiction..............................................41

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


           This Agreement and Plan of Merger and Reorganization dated as of January 2, 1997 (the "AGREEMENT") by and among Cascade Communications Corp., a Delaware corporation ("CASCADE"), Camel Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Cascade (the "COMPANY"), and Sahara Networks, Inc., a Delaware corporation ("SAHARA"; Sahara and the Company being hereinafter sometimes called the "Constituent Corporations"):
                                  ------------------------

                                   WITNESSETH:

           WHEREAS, the authorized capital stock of Cascade consists of (i) 2,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding, and (ii) 225,000,000 shares of Common Stock, par value $.001 per share (the "CASCADE COMMON"), of which 90,086,830 shares were issued and outstanding as of December 17, 1996;

           WHEREAS, the authorized capital stock of the Company consists of 100 shares of Common Stock, par value $.01 per share, all of which shares are owned beneficially and of record by Cascade;

           WHEREAS, the authorized capital stock of Sahara consists of (i) 7,000,474 shares of Preferred Stock, of which 3,636,000 are designated as Series A Preferred Stock, par value $.01 per share, of which 3,636,000 are issued and outstanding (the "SERIES A PREFERRED"), of which 1,311,843 are designated as Series B Preferred Stock, par value $.01 per share, of which 1,311,843 are issued and outstanding (the "SERIES B PREFERRED"), of which 1,052,632 are designated as Series C Preferred Stock, par value $.01 per share, of which 1,052,632 are issued and outstanding (the "SERIES C PREFERRED") (the Series A, B and C Preferred are collectively referred to herein as the "SAHARA PREFERRED"); and of which 1,000,000 shares are undesignated; and (ii) 20,000,000 shares of Common Stock, par value $.01 per share (the "SAHARA COMMON"), of which 12,991,500 shares are issued and outstanding;

           WHEREAS, the respective Boards of Directors of the Company and Sahara have by resolutions approved this Agreement and deem it advisable for the mutual benefit of the Constituent Corporations, and of the respective stockholders of each, that the Company merge with and into Sahara under and pursuant to the General Corporation Law of the State of Delaware (the "DELAWARE CORPORATION LAW") and upon the terms and subject to the conditions hereinafter set forth;

           WHEREAS, to induce Cascade and the Company to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Sahara and certain of its stockholders and employees have entered into certain agreements with Cascade and the Company pursuant to which such Sahara stockholders and employees have undertaken to take certain actions in connection with the transactions contemplated by this Agreement;

           WHEREAS, the parties intend by executing and delivering this Agreement to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"); and


           WHEREAS, the parties intend that the Merger be treated as a "purchase" transaction for accounting purposes.

           NOW, THEREFORE, in consideration of these premises and the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:


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                     Agreement and Plan of Merger -- Page 5



                                  ARTICLE I

                                  THE MERGER

         1.1 THE MERGER. In accordance with Section 251 of the Delaware Corporation Law, the Company shall be merged with and into Sahara (the "MERGER"), and Sahara shall be the surviving corporation (such corporation in its capacity as such surviving corporation being hereinafter called the "SURVIVING CORPORATION"). The terms and conditions of the Merger, the mode of carrying the same into effect, and the manner and basis of converting shares of each of the Constituent Corporations into the consideration which the holders of those shares are to receive upon conversion of such shares, shall be as set forth in this Agreement.

         1.2 EFFECTIVE TIME. The Merger shall become effective as of the time of the filing of the executed certificate of merger with the Secretary of State of Delaware pursuant to Section 251(c) of the Delaware Corporation Law (the "EFFECTIVE TIME").

         1.3 CERTAIN EFFECTS OF THE MERGER. As of the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Corporation Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time: the separate existence of the Company shall cease and the Company shall be merged into Sahara; the Surviving Corporation shall possess, without further act or deed, all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and any and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, in any of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against any of the Constituent Corporations shall be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted in such action or proceeding.

         1.4 CERTIFICATE OF INCORPORATION. At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation; PROVIDED, HOWEVER, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be Sahara Networks, Inc.

         1.5 BY-LAWS. The by-laws of the Company, as in effect immediately prior to the Effective Time shall be, at the Effective Time, the by-laws of the Surviving Corporation until thereafter amended.

         1.6 DIRECTORS AND OFFICERS. The directors and officers of the Surviving Corporation from and after the Effective Time shall be the directors and officers of the Company immediately prior to the Effective Time, each to hold office in accordance with applicable law and the certificate of incorporation and by-laws of the Surviving Corporation.


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                     Agreement and Plan of Merger -- Page 6



         1.7 CERTAIN OTHER AGREEMENTS. Concurrently with the execution and delivery of this Agreement:

                (a)          Sahara shall deliver to Cascade and the Company:

                         (i) a copy of the Participation Agreement in the form of EXHIBIT A (the "PARTICIPATION AGREEMENT") duly executed and delivered by Sahara and the stockholders named therein (the "MAJOR STOCKHOLDERS");

                         (ii) a copy of the Registration Rights Agreement in the form of EXHIBIT B (the "REGISTRATION RIGHTS AGREEMENT" duly executed and delivered by Sahara's stockholders;

                         (iii) a copy of the Escrow Agreement in the form of EXHIBIT C (the "ESCROW AGREEMENT") duly executed and delivered by the Stockholder Representatives (as hereinafter defined); and

                         (iv) a copy of the Key Employee Noncompetition, Nondisclosure and Developments Agreement in the form of EXHIBIT D duly executed by Messrs. Reeves, Shea and Kraskey (the "NONCOMPETITION AGREEMENTS").

                (b) Cascade and the Company shall deliver to the respective other parties thereto copies of the Participation Agreement, the Registration Rights Agreement, the Escrow Agreement and the Noncompetition Agreements duly executed by Cascade, the Company or both, as the case may be.

         1.8 At the Effective Time, Cascade shall deliver to Fleet National Bank, or any successor escrow agent appointed pursuant to the Escrow Agreement (the "ESCROW AGENT"), (i) shares representing twelve percent (12%) of the shares of Cascade Common (determined without regard to clause (ii) below) issued to Sahara stockholders pursuant to Section 2.3 (other than shares of Cascade Common reserved for issuance upon exercise of outstanding warrants and Outstanding Sahara Options (as defined in Section 2.7 hereof)) (the "GENERAL ESCROW SHARES") and (ii) additional shares representing forty-four percent (44%) of the shares of Cascade Common (determined without regard to clause (i) above) issued to each of the Sahara stockholders named in SCHEDULE 1.8 in exchange for their shares of Sahara Common as further illustrated on SCHEDULE 1.8 (the "SPECIFIC ESCROW SHARES"), all of the shares referenced in clause (i) and (ii) above to be held and applied in accordance with Article IX herein and the Escrow Agreement. General Escrow Shares and Specific Escrow Shares are sometimes hereinafter collectively referred to as the "ESCROW SHARES."

         1.9 The stockholders of Sahara, by virtue of their approval of the Agreement, will be deemed to have irrevocably constituted and appointed, effective as of the Effective Time, Thomas Shea (together with his permitted successors, the "STOCKHOLDER REPRESENTATIVE"), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement and any transactions contemplated by the Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on him under any such agreement, to waive any terms and conditions of any such agreement (other than the Merger consideration), to give and receive notices on their behalf and to be their exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which Cascade or the Company may be entitled to indemnification and the Stockholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable. The Stockholder Representative shall not be liable for any action taken or not taken by him in connection with his obligations under this Agreement (i) with the consent of stockholders who, as of the date of this Agreement, owned a majority in number of the outstanding shares of Sahara Common (treating Sahara Preferred on an as-converted basis) or (ii) in the absence of his own gross negligence or willful misconduct. If the Stockholder Representative

                     Agreement and Plan of Merger -- Page 7



shall be unable or unwilling to serve in such capacity, his successor shall be named by those persons holding a majority of the outstanding shares of Sahara Common (treating Sahara Preferred on an as-converted basis) at the Effective Time who shall serve and exercise the powers of the Stockholder Representative hereunder.


                                   ARTICLE II

                      CONVERSION AND EXCHANGE OF SECURITIES

         2.1 SHARES OF THE SURVIVING CORPORATION. The authorized number and par value of shares of all classes of stock of the Company immediately prior to the Effective Time shall be the authorized number and par value of shares of the classes of stock of the Surviving Corporation from and after the Effective Time.

         2.2 CONVERSION OF COMPANY COMMON. At the Effective Time, each share of Common Stock, par value $.01 per share, of the Company issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and represent one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

         2.3 CONVERSION OF SAHARA SECURITIES. The maximum number of Cascade Common to be issued in exchange for all issued and outstanding shares of Sahara Common and Sahara Preferred immediately prior to the Effective Time (other than shares of Sahara Common and Sahara Preferred (i) held in the treasury of Sahara, which shall not be considered as outstanding for purposes of this Agreement,
(ii) held by Cascade or any subsidiary of Cascade or Sahara, (iii) which are Dissenting Shares (as hereinafter defined) or (iv) which are purchased by Cascade for cash pursuant to Section 2.3(h)) and reserved for issuance upon exercise of outstanding warrants to purchase Sahara Common and the exercise of Outstanding Sahara Options shall be 3,800,000. Pursuant to the foregoing, at the Effective Time each share of Sahara capital stock shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and extinguished and converted into the right to receive the following:

                  (a) with respect to each share of Sahara Common, a fraction of a share of Cascade Common (the "COMMON EXCHANGE RATIO"), as determined in accordance with EXHIBIT E, upon surrender of the certificate or certificates representing such shares of Sahara Common in the manner provided in Section 2.6;

                  (b) with respect to each share of Sahara Series A Preferred, a fraction of a share of Cascade Common (the "SERIES A EXCHANGE RATIO"), as determined in accordance with EXHIBIT E, upon surrender of the certificate or certificates representing such shares of Series A Preferred in the manner provided in Section 2.6;

                  (c) with respect to each share of Sahara Series B Preferred, a fraction of a share of Cascade Common (the "SERIES B EXCHANGE RATIO"), as determined in accordance with EXHIBIT E, upon surrender of the certificate or certificates representing such shares of Series B Preferred in the manner provided in Section 2.6; and

                  (d) with respect to each share of Sahara Series C Preferred, a fraction of a share of Cascade Common (the "SERIES C EXCHANGE RATIO"), as determined in accordance with EXHIBIT E, upon surrender of the certificate or certificates representing such shares of Series C Preferred in the manner provided in Section 2.6.

                  (e) At the Effective Time, each share of Sahara Common or Sahara Preferred held (i) in the treasury of Sahara, or (ii) by Cascade or any subsidiary of Cascade or Sahara, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and retired and all rights in respect thereof shall cease to exist.


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                     Agreement and Plan of Merger -- Page 8


                  (f) If between the date of this Agreement and the Effective Time, the outstanding shares of Cascade Common, Sahara Common or Sahara Preferred shall have been changed (subject to compliance with the applicable provisions of Article V) into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, split-up, combination, exchange of shares or the like, the Common Exchange Ratio, Series A Exchange Ratio, Series B Exchange Ratio and Series C Exchange Ratio, as the case may be, shall be appropriately adjusted.

                  (g) Each certificate representing shares of Cascade Common to be issued in the Merger shall bear a legend substantially in the following form:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO CASCADE IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED. THE HOLDER OF THIS CERTIFICATE IS ENTITLED TO CERTAIN REGISTRATION RIGHTS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT DATED JANUARY 2, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF CASCADE.

                  (h) Notwithstanding anything to the contrary in this Agreement, if, at the Effective Time, a non-accredited and non-sophisticated stockholder of Sahara, as determined in good faith by Cascade, has not retained a purchaser representative, then at Cascade's election such stockholder shall receive, in lieu of shares of Cascade Common, the Average Cascade Price per share in cash for each share of Cascade Common such stockholder would otherwise have received pursuant to this Section 2.3 after giving effect to the provisions of Section 1.8 hereof.

         2.4 EXCHANGE AGENT. State Street Bank and Trust Company, or such other national or state bank as is selected by Cascade, shall act as the agent for Sahara stockholders for purposes of mailing and receiving transmittal letters and distributing consideration to Sahara stockholders (the "EXCHANGE AGENT").

         2.5 NO FRACTIONAL CASCADE COMMON. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Cascade Common shall be issued to any holder of Sahara Common or Sahara Preferred in the Merger and the holder thereof shall not be entitled to any voting or other rights of a holder of shares or a fractional share interest. Each holder of shares of Sahara Common or Sahara Preferred who otherwise would have been entitled to receive a fraction of a share of Cascade Common (after aggregating all fractional shares of Cascade Common to be received by such holder) shall receive in lieu thereof cash (rounded to the nearest whole cent), without interest, in an amount determined by multiplying such holder's fractional interest by the Average Cascade Price. All amounts of cash in respect of fractional interests which have not been claimed at the end of three years from the Effective Time by surrender of certificates for shares of Sahara Common or Sahara Preferred shall be repaid to the Surviving Corporation, subject to the provisions of applicable escheat or similar laws, for the account of the holders entitled thereto.

         2.6 DISTRIBUTION OF CASCADE COMMON. (a) As soon as practicable after the Effective Time, the Exchange Agent shall distribute (i) the Cascade Common as provided in this Section 2.6, (ii) any cash in respect of fractional shares as provided in Section 2.5 and (iii) any cash in respect of shares of Sahara Common or Sahara Preferred purchased by Cascade pursuant to Section 2.3(h). Cascade shall deliver to the Exchange Agent cash and one or more certificates representing in the aggregate the number of shares of Cascade Common issuable in the Merger in exchange for shares of Sahara Common or Sahara Preferred outstanding at the Effective

                     Agreement and Plan of Merger -- Page 9


Time in sufficient time for the Exchange Agent to make such distribution of Cascade Common and cash as provided for in the foregoing sentence. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to any shares of Cascade Common held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

                (b) At the Effective Time, each holder of an outstanding certificate or certificates for shares of Sahara Common or Sahara Preferred shall cease to have any rights as a stockholder of Sahara, except such rights, if any, as such holder may have with respect to Dissenting Shares. Each such holder of an outstanding certificate or certificates for shares of Sahara Common or Sahara Preferred converted in the Merger, upon surrender of each such certificate to the Exchange Agent, shall receive promptly in exchange for each such certificate the shares of Cascade Common and cash for fractional shares (if any) to which such holder is entitled pursuant to Sections 2.3 and 2.5 of this Agreement. Pending such surrender and exchange, such holder's certificate or certificates for shares of Sahara Common or Sahara Preferred shall be deemed for all corporate purposes, by virtue of the Merger and without any action on the part of the holder thereof, to evidence only the right to receive the shares of Cascade Common and cash (if any) provided for under this Agreement. Unless and until any such outstanding certificates for shares of Sahara Common or Sahara Preferred shall be so surrendered, no dividend (cash or stock) payable to holders of record of shares of Cascade Common as of any date subsequent to the Effective Time shall be paid to the holder of any such outstanding certificate and such holder's other rights as a stockholder of Cascade shall be suspended, but upon such surrender of such outstanding certificate there shall be paid to the record holder of the certificate of shares of Cascade Common issued in exchange therefor the amount of dividends, if any, without interest and less any taxes which may have been imposed thereon, that have theretofore become payable with respect to the number of those shares of Cascade Common represented by such certificate issued upon such surrender and exchange, and such holder's other rights as a stockholder of Cascade shall thereafter be restored.

         2.7 SAHARA STOCK OPTIONS. At or prior to the Effective Time, Cascade and Sahara shall take all action necessary to cause the assumption by Cascade as of the Effective Time of the options to purchase Sahara Common outstanding as of the Effective Time (the "OUTSTANDING SAHARA OPTIONS") and warrants to purchase Sahara Common outstanding as of the Effective Time. Each of the Outstanding Sahara Options and the outstanding warrants shall be converted without any action on the part of the holder thereof into an option to purchase shares of Cascade Common as of the Effective Time. The number of shares of Cascade Common that the holder of an outstanding warrant or an assumed Outstanding Sahara Option shall be entitled to receive upon the exercise of such option shall be a number of whole and fractional shares determined by multiplying the number of shares of Sahara Common subject to such warrant or option, determined immediately before the Effective Time, by the Exchange Ratio applicable to shares of Sahara Common. The exercise price of each share of Cascade Common subject to an outstanding warrant or assumed Outstanding Sahara Option shall be the amount (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of Sahara Common at which such warrant or option is exercisable immediately before the Effective Time by the Common Exchange Ratio applicable to shares of Sahara Common, but shall be not less than $.001. The assumption and substitution of the warrants and Outstanding Sahara Options as provided herein shall not give the holders of such warrants or options additional benefits which they did not have immediately prior to the Effective Time or relieve the holders of any obligations or restrictions applicable to their warrants or options or the shares obtainable upon exercise of the warrants or options. Only whole shares of Cascade Common shall be issued upon exercise of any outstanding warrants or Outstanding Sahara Option, and in lieu of receiving any fractional share of Cascade Common, the holder of such warrant or option shall receive in cash the fair market value of the fractional share, net of the applicable exercise price of the fractional share and applicable withholding taxes. Cascade shall (i) reserve out of its authorized but unissued shares of Common Stock sufficient shares to provide for the exercise of the outstanding warrants and Outstanding Sahara Options and (ii) use all reasonable efforts to register under the Securities Act, as promptly as practicable after the Effective Time, those shares of Cascade Common to be issued upon the exercise of the Outstanding Sahara Options for a period ending on the first date

                     Agreement and Plan of Merger -- Page 10


by which all Outstanding Sahara Options have been exercised, which registration shall initially be effective under a registration statement on Form S-8 or such other form as may be permitted under the Securities Act.

         2.8 CLOSING OF STOCK TRANSFER BOOKS. The stock transfer books of Sahara shall be closed at the close of business on the business day immediately preceding the Effective Time. In the event of a transfer of ownership of Sahara Common or Sahara Preferred which is not registered in the transfer records of Sahara, the shares of Cascade Common and cash for fractional shares (if any) to be issued in the Merger as provided herein may be delivered to a transferee, if the certificate representing such Sahara Common or Sahara Preferred is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes.

         2.9 DISSENTING SHARES. Shares of Sahara Common or Sahara Preferred that have not been voted for adoption of this Agreement and with respect to which appraisal rights shall have been properly perfected in accordance with
Section 262 of the Delaware Corporation Law (the "DISSENTING SHARES") shall not be converted into the right to receive shares of Cascade Common and cash (if any) in accordance with this Agreement at or after the Effective Time, unless and until the holder of such Dissenting Shares withdraws such holder's demand for such appraisal in accordance with Section 262(k) of the Delaware Corporation Law or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw in accordance with Section 262(k) of the Delaware Corporation Law or such holder's demand for such appraisal or shall become ineligible for such appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into the right to receive the shares of Cascade Common and cash (if any) into which such holder's Sahara Common or Sahara Preferred was converted as of the Effective Time pursuant to this Agreement. Any amounts to be paid to holders of Dissenting Shares with respect to such Dissenting Shares shall be paid by the Surviving Corporation.


                                   ARTICLE III

             ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SAHARA

        Sahara hereby represents and warrants to each of Cascade and the Company as follows:

         3.1 CORPORATE EXISTENCE AND POWER. Sahara is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted and currently proposed to be conducted. Sahara is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect (as defined in Section 10.9(c) hereof) on Sahara. All jurisdictions in which Sahara is so qualified to do business are listed in
SCHEDULE 3.1. Sahara has previously delivered to Cascade and the Company true and complete copies of the certificate of incorporation and by-laws of Sahara, as amended to date and as currently in effect, and all minutes of meetings (including actions in lieu thereof) of the board of directors (and each committee thereof) and stockholders of Sahara.

         3.2 CORPORATE AUTHORIZATION. (a) The execution, delivery and performance by Sahara of this Agreement and the Participation Agreement and the consummation by Sahara of the Merger and other transactions contemplated hereby and thereby are within Sahara's corporate power and authority, and have been duly authorized by all necessary corporate action (other than the Stockholder Approval as defined in Section 3.2(b) below). The Board of Directors of Sahara has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of Sahara's stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the

                   Agreement and Plan of Merger -- Page 11


Merger, and (iii) unanimously resolved to recommend approval and adoption of this Agreement and the Merger by Sahara's stockholders. This Agreement has been duly authorized, executed and delivered by Sahara and constitutes a valid and binding obligation of Sahara, enforceable against Sahara in accordance with its terms.

                (b) The affirmative vote of (i) the holders of a majority the outstanding shares of Sahara's Common Stock and Preferred Stock, voting together as a single class, and (ii) the holders of a majority of the Preferred Stock, voting together as a single class, are the only votes (collectively, the "STOCKHOLDER APPROVAL") of Sahara's capital stock necessary to approve this Agreement and the Merger.

         3.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Sahara of this Agreement, and the consummation of the Merger and other transactions contemplated by this Agreement by Sahara, do not and will not require any consent, approval or action by or in respect of, or any declaration, filing or registration with, any governmental or regulatory body, court, agency, official or authority (each, a "GOVERNMENTAL AUTHORITY"), other than (i) routine filings with the Secretary of State of the State of Delaware necessary to consummate the Merger, and (ii) where the failure to obtain such consents, approvals, action or to make such declaration, filing or registration, would not have a Material Adverse Effect.

         3.4 NON-CONTRAVENTION. Except as disclosed on SCHEDULE 3.4, the execution, delivery and performance by Sahara of this Agreement and the Participation Agreement, and the consummation of the Merger and other transactions contemplated by this Agreement and the Participation Agreement by Sahara, do not and will not, with or without the giving of notice, the lapse of time or both: (i) contravene or conflict with the certificate of incorporation or by-laws of Sahara, (ii) assuming compliance with the matters referred to in
Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree currently in effect and binding upon or applicable to Sahara, (iii) require any consent, approval or other action by any person, contravene or conflict with or constitute a violation of or a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Sahara or to a loss of any benefit to which Sahara is entitled, under any provision of
(A) any material agreement, contract, indenture, lease or other instrument binding upon Sahara or (B) assuming compliance with the matters referred to in
Section 3.3, any material license, franchise, permit or other similar authorization held by Sahara or (iv) except for the rights of any holders of Dissenting Shares, result in the creation or imposition of any mortgage, pledge, security interest, lien, claim, charge, restriction, encumbrance or assessment of any kind (each, a "LIEN") on any asset of Sahara.

         3.5 CAPITALIZATION. The authorized capital stock of Sahara consists of (i) 7,000,474 shares of Preferred Stock, of which 3,636,000 are designated Series A Preferred and 3,636,000 of which are issued and outstanding and none of which are held in the treasury of Sahara, of which 1,311,842 are designated as Series B Preferred Stock and 1,311,842 of which are issued and outstanding and none of which are held in the treasury of Sahara, of which 1,052,632 are designated as Series C Preferred and 1,052,632 of which are issued and outstanding and none of which are held in the treasury of Sahara, and (ii) 20,000,000 shares of Sahara Common, of which 12,991,500 shares are issued and outstanding and none of which shares are held in the treasury of Sahara. All issued and outstanding shares of Sahara Common and Sahara Preferred are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive, first refusal or other subscription rights of any stockholder of Sahara or any other person, and have been issued in compliance with federal and state securities laws. Except as set forth on SCHEDULE 3.5, there are no outstanding (i) shares of capital stock or other voting securities of Sahara,
(ii) securities of Sahara convertible into or exchangeable for shares of capital stock or voting securities of Sahara, (iii) options, warrants, exchange rights, subscription rights or other agreements, commitments or rights to purchase or otherwise acquire from Sahara, or agreements, commitments or obligations of Sahara to issue or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Sahara or (iv) any agreement, commitment or obligation of Sahara to grant, or enter into any such option, warrant, call, right, commitment or agreement (the items in clauses (i), (ii) (iii) and (iv) being referred to collectively as the "SAHARA SECURITIES"). Except as set forth on

                     Agreement and Plan of Merger -- Page 12


SCHEDULE 3.5, there are no outstanding obligations of Sahara to sell, issue or deliver, or to repurchase, redeem or otherwise acquire, any Sahara Securities.
SCHEDULE 3.5 sets forth a true and complete list of the record, and, to the knowledge of Sahara, the beneficial owners of all Sahara Securities.

         3.6 SUBSIDIARIES. Sahara does not hold or own, directly or indirectly, any capital stock or other equity securities of any other corporation, or have any direct or indirect equity or ownership interest in any association, partnership, joint venture or other entity.

         3.7 FINANCIAL STATEMENTS. Sahara has previously delivered to Cascade and the Company the following financial statements (collectively, the "FINANCIAL STATEMENTS"):

                (i) the audited consolidated balance sheet of Sahara as of December 31, 1995 and the related statements of operations, stockholders' equity and cash flows for the period from inception through December 31, 1995 together with the notes thereto, in each case audited by, and accompanied by the report thereon, of Ernst & Young, LLP ("E&Y"); and

                (ii) the unaudited consolidated balance sheet of Sahara as of November 30, 1996 (the "UNAUDITED BALANCE SHEET") and the related statements of operations and cash flows for the eleven months then ended.

Each of the Financial Statements has been prepared in accordance with generally accepted accounting principles applied on a consistent basis; and fairly presents the financial position of Sahara as of its date or the results of operations or changes in financial position, as is appropriate, of Sahara for the periods then ended (subject, in the case of unaudited interim financial statements to normal recurring year-end adjustments, which adjustments will not be material in amount or effect). The account records underlying the Financial Statements accurately and fairly reflect, in reasonable detail, the transactions of Sahara, and Sahara's books of account have been maintained on a consistent basis. All accounts receivable of Sahara are valid and enforceable, are not subject to any valid defense, set off or counterclaim, and are collectible in full in accordance with their terms in the ordinary course of business of Sahara, except to the extent of any reserves therefor reflected on the Unaudited Balance Sheet or taken in the ordinary course of business which in the aggregate are not material to Sahara.

         3.8 ABSENCE OF UNDISCLOSED LIABILITIES. Sahara has no material liabilities or obligations, except those liabilities or obligations which are
(a) fully reflected or in the aggregate adequately reserved against in the Unaudited Balance Sheet (including any notes thereto), (b) disclosed in this Agreement or in SCHEDULE 3.8 hereto, or (c) incurred in the ordinary course of business and in the aggregate are not material to Sahara. To the knowledge of Sahara, there is no basis for any assertion against Sahara of any material liability or obligation of any nature or in any amount not (a) fully reflected or in the aggregate adequately reserved against in the Unaudited Balance Sheet,
(b) disclosed in this Agreement or in SCHEDULE 3.8 hereto, or (c) incurred in the ordinary course of business and in the aggregate not material in amount to Sahara. For the purposes of this Agreement the phrase "LIABILITIES OR OBLIGATIONS" shall include any direct or indirect indebtedness, claim, loss, damage, deficiency (including deferred income tax and other net tax deficiencies), cost, expense, obligation, guarantee, or responsibility, whether accrued, absolute or contingent, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured.

         3.9 PROPERTIES. Except as set forth in SCHEDULE 3.9, all of the assets and properties of Sahara are reflected on the Unaudited Balance Sheet (except to the extent not required to be so reflected by generally accepted accounting principles), and Sahara has good, valid and marketable title to all of its owned assets and properties, whether real, personal or mixed, tangible or intangible, that are material to the business of Sahara, free and clear of all Liens, except (a) Liens for current taxes not delinquent or being contested in good faith by appropriate proceedings, (b) Liens in connection with workmen's compensation, unemployment insurance or other social security obligations, (c) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature

                     Agreement and Plan of Merger -- Page 13


arising in the ordinary course of business, (d) mechanic's, workman's, materialmen's or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith, and (e) such imperfections of title, Liens, easements and encumbrances, if any, as are not substantial and do not materially detract from the value, or materially interfere with the present use, of any of the properties subject thereto or effected thereby, or otherwise have a Material Adverse Effect on Sahara.

         3.10 REAL PROPERTY. Sahara does not own any real property. Set forth on SCHEDULE 3.10 is an accurate and complete list and summary description of all real property currently leased by or on behalf of Sahara and, except as set forth on SCHEDULE 3.10, none of the described leases require any consent to the transactions contemplated by this Agreement. Sahara has previously delivered to Cascade and the Company accurate and complete copies of all leases listed and described on SCHEDULE 3.10. Except as set forth on SCHEDULE 3.10, Sahara has possession of each of the aforementioned properties and, to the knowledge of Sahara, no event has occurred which, with the lapse of time or notice or both, could result in a material default under any of the described leases. All rents or other material payment obligations which have become due in respect of each of such leased properties have been paid, Sahara has complied in all material respects with its obligations under the said leases and Sahara has not received any notice of any breach of its obligations under any covenants, agreements, statutory requirements, planning consents, by-laws, orders and regulations affecting any of such properties (whether owned or leased), their use and any business of Sahara there carried on.

         3.11 CONDITION OF TANGIBLE ASSETS. All material tangible property, including the real property and structures thereon, of Sahara is in good operating condition, reasonable wear and tear excepted, and the operation and use of such property in the business of Sahara conforms in all material respects to all applicable laws, ordinances, regulations, permits, licenses and certificates.

         3.12 INTELLECTUAL PROPERTY. Sahara owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, formulae, net lists, designs, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used or proposed to be used in the business of Sahara as currently conducted or as proposed to be conducted by Sahara (excluding any of the foregoing validly licensed or purchased from third parties as set forth on SCHEDULE 3.12(b), the "SAHARA INTELLECTUAL PROPERTY RIGHTS"). SCHEDULE 3.12(a) sets forth a list of all trademarks, service marks, trade names, registered copyrights and patents (and any applications for the registration thereof) owned or licensed and used or held for use by Sahara which relate to or are part of Sahara's products or proposed products or are used in the business of Sahara, specifying as to each, as applicable: (i) the nature of such right; (ii) the owner of such right; and
(iii) the jurisdictions by or in which such right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers. Sahara has received executed assignments for each of Sahara's patents and patent applications listed in SCHEDULE 3.12(a), and has recorded the assignments for each of Sahara's United States patents and patent applications in the United States Patent and Trademark Office. All registered trademarks, service marks and copyrights held by Sahara are valid and subsisting. All patents held by Sahara are valid and subsisting, and all patent applications held by Sahara are pending in their respective patent office, and Sahara is unaware of any defects in the prosecution of any such application that would irrevocably foreclose the grant of patent rights under such application.

        SCHEDULE 3.12(b) sets forth a complete list of (i) all licenses, sublicenses and other agreements as to which Sahara is a party and pursuant to which any person is authorized to use any Sahara Intellectual Property Right or any trade secret material to Sahara including the identity of all parties thereto, and (ii) all licenses, sublicenses and other agreements as to which Sahara is a party and pursuant to which Sahara is authorized to use (1) any third party patents, trademarks or copyrights (including software) (the "SAHARA THIRD PARTY INTELLECTUAL PROPERTY RIGHTS") which are incorporated in, are, or form a part of, any Sahara product, or (2) any trade secret of a third party in or as to any Sahara product including the identity of all parties thereto. Sahara has no reason to believe

                     Agreement and Plan of Merger -- Page 14


that the Sahara Third Party Intellectual Property Rights are not owned by or have not been assigned or licensed to the licensor of such right. Sahara is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in breach or violation of any license, sublicense or agreement described on SCHEDULE 3.12(b).

        No claims with respect to Sahara Intellectual Property Rights, any trade secret material to Sahara, or Sahara Third Party Intellectual Property Rights (to the extent arising out of any use, reproduction or distribution of such Sahara Third Party Intellectual Rights by or through Sahara), have been asserted or are threatened by any person. Sahara does not know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Sahara infringes on any copyright, patent, trademark, service mark or trade secret, (ii) against the use by Sahara of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in Sahara's business as currently conducted or as proposed to be conducted by Sahara, (iii) challenging the ownership, validity or effectiveness of any of Sahara Intellectual Property Rights or other trade secret material to Sahara, or (iv) challenging Sahara's license or legally enforceable right to use, or the validity or effectiveness of Sahara Third Party Intellectual Rights. Sahara (i) has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, (ii) except as set forth in SCHEDULE 3.12(d), has not been threatened or charged in writing, orally or otherwise with infringement or violation of any patents, trademarks, service marks, copyrights or trade secrets or other proprietary right of any third party, and (iii) has no knowledge of the basis for any such threat or claim.

        To the knowledge of Sahara, there is no unauthorized use, disclosure, infringement or misappropriation of any of Sahara Intellectual Property Rights or any trade secret material to Sahara, or any Sahara Third Party Intellectual Property Right to the extent licensed by or through Sahara, by any third party, including any employee or former employee of Sahara. Sahara has no products, proposed products, infringement liability with respect to, or infringement or violation by Sahara of, any patent, trademark, service mark, copyright, trade secret or other proprietary right to any third party.

        No Sahara Intellectual Property Right, trade secret material to Sahara, or Sahara Third Party Intellectual Property Right is subject to any outstanding order, judgment, decree, legal or governmental proceeding (other than pending applications for patent, trademark registration or copyright registration) or stipulation restricting in any manner the licensing thereof by Sahara. Except for contracts licensing Sahara's products executed in the ordinary course of business and in accordance with Sahara's past practices, Sahara has not entered into any agreement to indemnify any other person against any charge of infringement of any Sahara Third Party Intellectual Property Right.

        Sahara has taken reasonable measures consistent with industry practice to protect and preserve (i) the validity and enforceability of trademarks included in the Sahara Intellectual Property Rights, (ii) the confidentiality and validity and enforceability of copyrights or pending patent applications included in the Sahara Intellectual Property Rights, (iii) the validity and enforceability of patents included in the Sahara Intellectual Property Rights, and (iv) the confidentiality and validity and enforceability of its trade secrets and other confidential information. Except as set forth on SCHEDULE 3.12(c), all employees and consultants of Sahara have executed a nondisclosure and assignment of inventions agreements to protect the confidentiality and to vest in Sahara exclusive ownership of such Intellectual Property Rights. To the knowledge of Sahara, no material trade secret or confidential information of Sahara has been used, divulged or appropriated for the benefit of any person other than Sahara or otherwise to the detriment of Sahara. No employee or consultant of Sahara has used any trade secrets or other confidential information of any other person in the course of their work for Sahara and, except as set forth in SCHEDULE 3.12(d), Sahara has not been sued, charged or threatened with any such claim. Sahara has no written or oral agreements with employees or consultants with respect to the ownership of

                     Agreement and Plan of Merger -- Page 15


inventions, trade secrets or other works created by them as a result of which any such employee or consultant may have nonexclusive rights to the portions of Sahara's Intellectual Property Rights so created by such individual.

         No officer, employee or consultant of Sahara is, or is now expected to be, in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenant relating to the right of any such officer, employee or consultant to be employed or engaged by Sahara because of the nature of the business conducted or to be conducted by Sahara or relating to the use of trade secrets or proprietary information of others; to Sahara's best knowledge and belief, the continued employment or retention of its officers, employees or consultants does not subject Sahara to any liability with respect to any of the foregoing matters; and, except as set forth in SCHEDULE 3.12(d), Sahara has not been sued, charged or threatened with any claim with respect to any of the foregoing matters.

         3.13     ABSENCE OF CERTAIN CHANGES. Except as disclosed in
SCHEDULE 3.13, since November 30, 1996, the business of Sahara has been conducted in the ordinary course and there has not been:

                   (i) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to result in or have a Material Adverse Effect on Sahara;

                  (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Sahara, or any repurchase, redemption or other acquisition by Sahara of any outstanding shares of capital stock or other securities of, or other equity or ownership interests in, Sahara;

                 (iii) any amendment of any term of any outstanding security of Sahara;

                  (iv) any incurrence, assumption or guarantee by Sahara of any indebtedness for borrowed money other than in the ordinary course of business, but in any event not exceeding an aggregate of $50,000;

                   (v) any creation or assumption by Sahara of any Lien on any asset, other than Liens that do not in the aggregate materially detract from the value of such assets or materially impair the use thereof in the operation of the business of Sahara;

                  (vi) any making of any loan, advance or capital contributions to or investment in any person;

                 (vii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Sahara which has had or would reasonably be expected to result in or have a Material Adverse Effect on Sahara;

                (viii) any acquisitions of any capital assets or any other investments for aggregate consideration in excess of $50,000;

                  (ix) any sale, lease, pledge, transfer or other disposition of any capital assets for aggregate consideration in excess of $50,000;

                   (x) any transaction or commitment made, or any contract or agreement entered into, by Sahara relating to its assets or business (including the acquisition or disposition of any assets) other than those transactions covered by any other subparagraphs of this Section
        3.13 or any relinquishment by Sahara of any contract or other right, in either case, involving an amount in excess of $50,000, other than

                     Agreement and Plan of Merger -- Page 16


        transactions, commitments and relinquishments in the ordinary course of business and those contemplated by this Agreement;

                  (xi) any change in any method of accounting or accounting practice by Sahara;

                 (xii) any (A) grant of any severance or termination pay to any director, officer or employee of Sahara, (B) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, consultant or employee of Sahara,
        (C) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements or (D) change in compensation, bonus or other benefits payable to directors, consultants, officers or employees of Sahara;

                (xiii) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Sahara, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of Sahara;

                 (xiv) any agreement or commitment containing a covenant limiting or purporting to limit the freedom of Sahara to compete with any person in any geographic area or engage in any line of business;

                  (xv) any joint venture or similar arrangement which involves a sharing of profits or future payments to other persons; or

                 (xvi) any agreement, undertaking or commitment to do any of the foregoing.

         3.14 LITIGATION. There is no action, suit, investigation or proceeding pending against or, to the knowledge of Sahara, and except as set forth in SCHEDULE 3.14, threatened against or affecting, Sahara or any of its properties or assets before any court or arbitrator or any Governmental Authority. Except as set forth in SCHEDULE 3.14, there is no litigation pending or, to the knowledge of Sahara, except set forth in SCHEDULE 3.14, threatened against any officer or key employee relating to Sahara or its business. Neither Sahara nor any officer or key employee is subject to any judgment, order or decree relating to Sahara entered in any lawsuit or proceeding or issued by any Governmental Authority. The foregoing sentences include, without limiting their generality, actions pending or threatened (or any basis therefor known to Sahara) involving the prior employment or engagement of any of the Sahara's officers or key employees or their use in connection with Sahara's business of any information or techniques allegedly proprietary to any of their former employers or to any other Person.

         3.15 MATERIAL CONTRACTS. (a) Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in SCHEDULE 3.15 or the Financial Statements provided to Cascade pursuant to this Agreement, Sahara is not a party to or subject to:

                   (i) any collective bargaining agreement;

                  (ii) any agreements that contain any unpaid severance liabilities or obligations;

                 (iii) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

                  (iv) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization not terminable by Sahara on 90 days' notice without liability except to the extent

                     Agreement and Plan of Merger -- Page 17


        applicable local law and/or general principles of wrongful termination law may limit Sahara's ability to terminate such employees;

                   (v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (vi) any fidelity or surety bond or completion bond;

                 (vii) any lease of personal property having a remaining value individually in excess of $50,000;

                (viii) any agreement of indemnification or guaranty;

                  (ix) any agreement, contract or commitment containing any covenant limiting the freedom of Sahara to engage in any line of business or compete with any person;

                   (x) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $50,000;

                  (xi) any agreement, contract or commitment relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

                 (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof

                (xiii) any purchase order or contract for the purchase of raw materials or acquisition of assets involving $50,000 or more;

                 (xiv) any construction contracts;

                  (xv) any distribution, joint marketing, teaming or development agreement;

                 (xvi) any distributor, dealer, franchise, original equipment manufacturer, value-added reseller, manufacturer's representative or sales agency contract or commitment;

                (xvii) any agreements pertaining to Sahara's maintenance or support of its products, services or supplies; or

               (xviii) any other agreement, contract or commitment which involves $50,000 or more and is not cancelable without penalty within thirty (30) days.

        Sahara has not breached, or received any claim or threat that it has breached, any of the terms or conditions of (i) any agreement, contract or commitment set forth in any of Sahara's Schedules or (ii) any other material agreement, contract or commitment in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek damages from Sahara that would have a Material Adverse Effect on Sahara. Each agreement, plan, contract or commitment set forth in any of Sahara's Schedules is a valid and binding agreement of Sahara and each other party thereto and is in full force and effect and is not

                     Agreement and Plan of Merger -- Page 18


subject to any material default thereunder of which Sahara is aware by any party obligated to Sahara pursuant thereto. Sahara has obtained, or will obtain prior to the Effective Time, all necessary consents, waivers and approvals as are required in connection with the Merger under any of Sahara's material agreements, contracts, licenses or leases.

                (b) There is no contract, agreement, commitment or obligation to which Sahara is a party or is bound that at the time it was entered into or made was, or is currently, known or expected by Sahara to result in any loss to Sahara upon completion or performance thereof, or any bid, offer or proposal which if accepted would result as such a contract, agreement, commitment or obligation.

                (c) Except as disclosed in SCHEDULE 3.15, Sahara is not a party to any agreement with any of its securityholders or optionholders, or any affiliate thereof, nor, to the knowledge of Sahara, without inquiry by Sahara, is any securityholder or optionholder of Sahara a party to any agreement with any other such securityholder or optionholder relating to Sahara or any of its securities.

         3.16 TAXES. (a) The term "TAXES" as used herein means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties, unemployment insurance, environmental, worker's compensation, Pension Benefit Guaranty Corporation premiums and all other taxes, fees, assessments or other charges of any kind similar to Taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "TAX" means any one of the foregoing taxes. The term "RETURNS" as used herein means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, including information returns or reports with respect to backup withholding and other payments to third parties, and "RETURN" means any one of the foregoing returns. All citations to the Code, or the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto. The representations and warranties contained in this Section 3.16 shall pertain to the period from Sahara's inception up to and including the Effective Time.

                  (b) Sahara has filed all Returns required to be filed by or on its behalf on a timely basis and such Returns are true, complete and correct. None of the Returns filed or required to be filed by Sahara contains or will contain a disclosure statement under former Section 6661 or Section 6662 of the Code or any similar provision of any state, local or foreign law.

                  (c) All Taxes shown to be payable by Sahara on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Sahara with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period ending on or prior to the Effective Time. Sahara has withheld and paid over all Taxes required to have been withheld and paid over by it, and complied in all respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no Liens on any of the assets of Sahara with respect to Taxes, other than Liens for Taxes not yet due and payable or for ad valorem property Taxes that Sahara is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established, which reserves are fully reflected in the Financial Statements and no Liens will arise as a result of the transactions contemplated by this Agreement.

                  (d) The amount of Sahara's liability for unpaid Taxes for all periods does not, in the aggregate, exceed the amount of the net current liability accruals for Taxes set forth on the Unaudited Balance Sheet and Sahara will incur no additional Taxes subsequent to the date of the Unaudited Balance Sheet until the Effective Time except in the ordinary course of business.

                     Agreement and Plan of Merger -- Page 19


                 (e) No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns of Sahara. No waivers of statutes of limitation with respect to any of the Returns have been given by or requested from Sahara. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Financial Statements, or are being contested and an appropriate reserve therefor has been established and is fully reflected in the Financial Statements. All elections with respect to Taxes affecting Sahara, as of the date hereof, are set forth in the Returns, other than any such elections which are not required to be included in the Returns, copies of which have been made available to Buyer. As of the Effective Time Sahara will not be, and as of the date hereof, except as set forth in SCHEDULE 3.16, Sahara is not, a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any other amount for which a deduction would be disallowed under Section 162(m) or Section 404 of the Code. Sahara has not agreed to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, and Sahara will not be required to make any such adjustment as a result of the transactions contemplated by this Agreement. Sahara is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Sahara is not and has not ever been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. None of the Major Stockholders nor any other holder of Sahara Common or Sahara Preferred is a "foreign person" as that term is defined in Section 1445 of the Code. Sahara is not (and has not ever been) a party to a tax-sharing agreement and has not assumed the liability of any other person for Taxes under contract. Sahara has not ever been a member of a group of corporations filing a consolidated, unitary or combined Return. Sahara has not taken any action that would have the effect of deferring any material liability for Taxes for Sahara from any taxable period ending at or before the Effective Time to any taxable period thereafter. Sahara has not participated in or cooperated with any international boycott within the meaning of Section 999 of the Code. Except as set forth on SCHEDULE 3.16, as of the Closing Date the ability of Sahara to use its net operating loss and other carryovers will not have been affected by Sections 382, 383 or 384 of the Code (other than as a result of the Merger). No claim has ever been made by a tax authority in a jurisdiction where Sahara does not file Returns that it is or may be subject to Tax in that jurisdiction. The transactions set forth in this Agreement are not subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law. Sahara is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Sahara has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. Sahara has never filed a consent pursuant to Section 341(f) of the Code (or any corresponding provision of state, local or foreign law), relating to collapsible corporations, or agreed to have
Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign law) apply to the disposition of any asset owned by it. Sahara shall have fully complied with all federal, state, local and foreign Tax withholding obligations arising in connection with the cancellation or exercise of Sahara options, rights and warrants, and Cascade shall have no liability therefor. Any adjustment of Taxes made by the Internal Revenue Service in any examination which is required to be reported to state, local, foreign or other taxing authorities has been so reported, and any additional Taxes due with respect thereto have been paid. No power of attorney has been granted by Sahara, and is currently in force, with respect to any matter relating to Taxes.

         3.17 EMPLOYEES. SCHEDULE 3.17 sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all employees of Sahara (the "EMPLOYEES") as of the date first above written and the location at which such Employees regularly perform services for Sahara and
(b) the wage rates for non-salaried Employees of Sahara (by classification). Any agreements, commitments or understandings between Sahara and any Employee concerning such Employee's future salary, compensation or terms of employment are summarized in SCHEDULE 3.17. Except as set forth on SCHEDULE 3.17, as of the date first written above none of such Employees has indicated to Sahara that he intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise. Sahara has no Employees represented by a union and Sahara (i)

                     Agreement and Plan of Merger -- Page 20


to its knowledge, is in compliance with all applicable laws and regulations respecting welfare and retirement benefit plans, employment wages and laws and
(ii) is not engaged in any unfair labor practice.

         3.18     TRANSACTIONS WITH AFFILIATES. Except as set forth in
SCHEDULE 3.18, there are no loans, leases, royalty agreements or other continuing transactions between Sahara, on the one hand, and any affiliate of Sahara, any of the stockholders of Sahara, any affiliate of any stockholder of Sahara, or any member of any such stockholder's family, on the other hand. To the knowledge of Sahara, none of the officers or directors of Sahara (a) has any material direct or indirect interest in any entity which does business with Sahara, (b) has any direct or indirect interest in any property, asset or right which is used by Sahara in the conduct of its business, or (c) has any contractual relationship with Sahara other than such relationships which occur from being an employee, officer, director or stockholder of Sahara.

         3.19 INSURANCE COVERAGE. SCHEDULE 3.19 sets forth an accurate and complete list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Sahara. There is no claim by Sahara pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and Sahara has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since the dates indicated on SCHEDULE 3.19 and remain in full force and effect. Sahara has no knowledge of any threatened termination of, or has received written notice of, any premium increase with respect to, any of such policies or bonds.

         3.20 COMPLIANCE WITH LAWS; NO DEFAULTS. (a) Sahara is not in violation of any applicable provisions of any law, statute, ordinance, regulation, judgment, order, injunction, permit,license, certificate or other authorization, or its governing instruments, except for violations that have not had and could not reasonably be expected to have a Material Adverse Effect on Sahara.

                (b) Sahara is not in material default under, and to its knowledge no condition exists that with notice or lapse of time or both would constitute a material default under, any applicable law, statute, ordinance, regulation, judgment, order, injunction, permit, license, certificate or other authorization, or its governing instruments.

                (c) Sahara is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, has had, or could reasonably be expected to have, a Material Adverse Effect on Sahara. There is no unfair labor practice complaint pending or, to the knowledge of Sahara, threatened against Sahara before the National Labor Relations Board.

         3.21 FINDERS' FEES. Except as set forth on SCHEDULE 3.21, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sahara who might be entitled to any fee or commission from Cascade, the Company, Sahara or any other person upon consummation of the transactions contemplated by this Agreement.

         3.22     ENVIRONMENTAL MATTERS. (a) Except as disclosed on
SCHEDULE 3.22,

                   (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to Sahara's knowledge, threatened by any governmental entity or other person with respect to any (A) alleged violation by Sahara of any Environmental Law (as defined below) or liability thereunder, (B) alleged failure by Sahara to have any permit, certificate, license, approval, registration or

                     Agreement and Plan of Merger -- Page 21


        authorization required under any Environmental law in connection with the conduct of its business or (C) Release of Hazardous Substances;

                  (ii) no polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos, asbestos-containing material or underground storage tank (active or abandoned) is or was present at any property now owned or leased by Sahara or was present at any property owned or leased by Sahara in the five years preceding the date of this Agreement at, or at any time before, the time such property was sold or such lease was terminated by Sahara; and

                 (iii) there are no Environmental Liabilities (as defined below) that have had or may reasonably be expected to have a Material Adverse Effect on Sahara.

                (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Sahara has possession, or to the knowledge of Sahara, to which it has access, in relation to the current or prior business of Sahara or any property or facility now or previously owned or leased by Sahara which has not been delivered to Cascade at least five days prior to the date hereof.

                (c) Sahara has not transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or, to Sahara's knowledge, proposed for listing under CERCLA, or on any similar state list or which is the subject of Federal, state or local enforcement actions or, to Sahara's knowledge, other investigations which may lead to claims for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA or analogous state environmental clean-up laws.

                (d) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

                (e) "ENVIRONMENTAL LAWS" means any and all laws or regulations, judicial decisions, orders or permits relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances medical wastes or other wastes or the clean-up or other remediation thereof.

                (f) "ENVIRONMENTAL LIABILITIES" means all liabilities arising in connection with or in any way relating to the assets of Sahara or Sahara's use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, which (i) arise under or relate to Environmental Laws or arise in connection with or relate to any matter disclosed or required to be disclosed in SCHEDULE 3.22 and (ii) arise from or relate in any way to actions occurring or conditions existing before the Closing Date.

                (g) "HAZARDOUS SUBSTANCE" means petroleum products or hazardous substances as defined in Section 101 of CERCLA.

                (h) "RELEASE" has the meaning specified in 42 U.S.C. [Section] 9601(22).

                (i) For purposes of this Section, the term "Sahara" shall include any business or business entity (including a corporation) which is a predecessor, in whole or in part, of Sahara.

         3.23 EMPLOYEE PLANS. (a) Sahara has set forth on SCHEDULE 3.23 all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and

                     Agreement and Plan of Merger -- Page 22

all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance insurance (including any self-insured or post-retirement arrangements), disability, vacation, profit-sharing and other similar employee benefit plans, arrangements, policies or agreements, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Sahara or any trade or business (whether or not incorporated) which, together with Sahara would be treated as a single employer under Section 414 of the Code (an "ERISA AFFILIATE"), (together, the "SAHARA EMPLOYEE PLANS").

                (b) With respect to each Sahara Employee Plan, Sahara has made available to Cascade, a true and correct copy of (i) the most recent annual report (Form 5500), if applicable, filed with the Internal Revenue Service ("IRS"), (ii) such Sahara Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Sahara Employee Plan, (iv) the most recent actuarial report or valuation, if any, relating to a Sahara Employee Plan and (v) an accurate summary plan description of such Sahara Employee Plan.

                (c) With respect to the Sahara Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Sahara, there exists no condition or set of circumstances in connection with which Sahara could be subject to any liability that is reasonably likely to have a Material Adverse Effect on Sahara, under ERISA, the Code or any other applicable law.

                (d) Each Sahara Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Sahara has furnished to Cascade copies of the most recent Internal Revenue Service determination letters with respect to each such plan.

                (e) Each Sahara Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Sahara Employee Plan.

                (f) Neither Sahara nor any of its ERISA affiliates maintains or has ever maintained or contributed to any "multiemployer plan" (as that term is defined in Section 3(37) of ERISA) or any plan subject to Title IV of ERISA. No "prohibited transaction" (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Sahara Employee Plan. There is no contract, agreement, plan or arrangement covering any employee or former employee of Sahara or any of its ERISA affiliates that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. No tax under
Section 4980B of the Code has been incurred in respect to any Sahara Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code. With respect to the employees and former employees of Sahara or any of its ERISA affiliates, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code.

                (g) With respect to the Sahara Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Sahara, which obligations are reasonably likely to have a Material Adverse Effect on Sahara.

                (h) Except as set forth in SCHEDULE 3.23, Sahara is not a party to any oral or written (i) agreement with any officer or any other key employee of Sahara, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Sahara of the nature contemplated by this Agreement, (ii) agreement with any officer of Sahara providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock

                     Agreement and Plan of Merger -- Page 23

appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         3.24 OTHER INFORMATION. This Agreement and the Schedules hereto, taken as a whole, do not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.


                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF CASCADE AND THE COMPANY

        Cascade and the Company hereby represent and warrant to Sahara as follows:

         4.1 CORPORATE EXISTENCE AND POWER. Each of Cascade and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted and proposed to be conducted. Cascade is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on Cascade and its subsidiaries, taken as a whole .

        4.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by Cascade and the Company of this Agreement, the Participation Agreement, the Registration Rights Agreement, and the Escrow Agreement and the consummation by Cascade and the Company of the Merger and other transactions contemplated hereby and thereby, are within the corporate power and authority of Cascade and the Company, respectively, and, have been duly authorized by all necessary corporate action. Each of the Agreement, the Participation Agreement, the Registration Rights Agreement and the Escrow Agreement has been duly and validly authorized, executed and delivered by Cascade and the Company and constitutes a valid and binding obligation of Cascade and the Company, enforceable against Cascade and the Company in accordance with its terms.

        4.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Cascade and the Company of this Agreement, and the consummation of the Merger and other transactions contemplated by this Agreement by Cascade and the Company, do not and will not require any consent, approval or action by or in respect of, or any declaration, filing or registration with, any Governmental Authority, other than (i) routine filings with the Secretary of State of the State of Delaware necessary to consummate the Merger, (ii) compliance with the applicable requirements of the Securities Act of 1933 (the "SECURITIES ACT"), the Securities Exchange Act of 1934 (the "EXCHANGE ACT") and any applicable state securities and blue sky laws in connection with the offering, sale and delivery of the shares of Cascade Common to be issued in the Merger and (iii) where the failure to obtain such consents, approvals, action, or to make such declaration, filing or registration, would not have a Material Adverse Effect.

        4.4 NON-CONTRAVENTION. The execution, delivery and performance by Cascade and the Company of this Agreement, and the consummation of the Merger and other transactions contemplated by this Agreement by Cascade and the Company, do not and will not, with or without the giving of notice, the lapse of time or both: (i) contravene or conflict with the certificates of incorporation or by-laws of Cascade or the Company; or (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a

                     Agreement and Plan of Merger -- Page 24

violation of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to Cascade or and the Company

         4.5 CAPITALIZATION. (a) As of December 17, 1996, the authorized capital stock of Cascade consisted of (i) 2,000,0000 shares of Preferred Stock, par value $.01 per share, none of which were issued and outstanding or held in the treasury of Cascade, and (ii) 225,000,000 shares of Common Stock, par value $.001 per share, of which 90,086,830 shares were issued and outstanding and no shares were held in the treasury of Cascade. As of December 1, 1996, there were reserved for issuance under Cascade's various stock plans (the "CASCADE PLANS") an aggregate of up to 22,096,165 shares of Common Stock. Except as provided in the immediately preceding sentence of this Section 4.5, as of December 1, 1996 there were no outstanding Cascade options, warrants, calls, rights, commitments or agreements to which Cascade is a party or by which Cascade is bound obligating Cascade to (x) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Cascade or (y) grant, execute or enter into any such option, warrant, call, right, commitment or agreement.

                (b) The authorized capital stock of the Company consists of 100 shares of Common Stock, par value $.01 per share, all of which are issued and outstanding and owned of record by Cascade. All issued and outstanding shares of Cascade Common and Common Stock, par value $.01 per share, of the Company are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive, first refusal or other subscription rights of any stockholder of Cascade, the Company or any other person.

         4.6 SEC DOCUMENTS. Cascade has filed with the Commission and has made available to Sahara a true and complete copy of the following Cascade documents: (i) its annual report on Form 10-K for the fiscal year ended December 31, 1995; (ii) its quarterly reports on Form 10-Q for the fiscal quarters ended March 30, 1996, June 29, 1996 and September 28, 1996; (iii) its current report on Form 8-K dated July 11, 1996; (iv) its registration statement on Form S-3 that was declared effective on July 11, 1996; and (v) the proxy statement dated April 5, 1996 (collectively, the "CASCADE SEC DOCUMENTS"), which are all of the documents (other than preliminary material) that Cascade was required to file with the Commission from December 31, 1995 through the date hereof. As of their respective dates, the Cascade SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulation of the Commission thereunder applicable to such Cascade SEC Documents, and none of the Cascade SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Cascade's subsidiaries is required to file any forms, reports or other documents with the Commission. The consolidated financial statements of Cascade and its subsidiaries included in the Cascade SEC Documents complied as to form in all material respects with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with general accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly presented in accordance with applicable requirements of generally accepted accounting principles (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which will be material) the consolidated financial position of Cascade and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Cascade and its subsidiaries for the periods presented therein.

         4.7 CASCADE COMMON. The shares of Cascade Common to be issued and exchanged for shares of Sahara Common and Sahara Preferred in the Merger will, at the Effective Time, be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

         4.8 OWNERSHIP OF THE COMPANY; NO PRIOR ACTIVITIES. (a) The Company was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

                     Agreement and Plan of Merger -- Page 25


                  (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, the Company has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate (other than its parent), any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                                    ARTICLE V

                                    COVENANTS

         5.1 MUTUAL COVENANTS AND AGREEMENTS. Each of the parties hereby covenants and agrees with the other parties as follows:

                  (a) COOPERATION. It shall cooperate fully with the other parties hereto in furnishing any information or performing any action reasonably requested by any such party, which information or action is necessary to the successful consummation of the transactions contemplated by this Agreement or is necessary, appropriate or desirable for the corporate purposes of Cascade. Subject to its further rights under this Agreement, it shall use all reasonable efforts to cause the Closing to occur at the earliest practicable time.

                  (b) OTHER REQUIRED INFORMATION. It shall furnish to the other parties hereto any application or statement, and all information concerning itself and its subsidiaries as is required to be set forth in any application or statement, to be filed with any Governmental Authority in connection with the transactions contemplated by this Agreement, or otherwise.

                  (c) CONFIDENTIALITY. Sahara and Cascade have agreed in a nondisclosure agreement dated December 11, 1996 (the "NONDISCLOSURE AGREEMENT") to, among other things, protect the confidential information of the other party. The Company and Cascade each hereby affirm each of their obligations under such agreement which shall continue in full force and effect in accordance with its terms. If this Agreement is terminated in accordance with Section 8.1 hereof, Cascade shall, and shall cause its agents, accountants, advisors, counsel and other representatives to deliver to Sahara all documents and other material, and all copies thereof, obtained by Cascade or on its behalf from Sahara in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of any confidential information contained therein. If this Agreement is terminated in accordance with Section 8.1 hereof, Sahara shall, and shall cause its agents, accountants, advisors, counsel and other representatives to, deliver to Cascade all documents and other material, and all copies thereof, obtained by Sahara or on its behalf or by a stockholder of Sahara from Cascade in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of any confidential information contained therein.

                  (d) PUBLICITY. Except as otherwise required by applicable law or by any applicable rules of any securities exchange or market, Sahara shall not issue any press release or, prior to the Effective Time, make any other public statement concerning the transactions contemplated by this Agreement without obtaining the prior approval of Cascade.

                  (e) MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions provided in this Agreement, it shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, appropriate or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. It will, and will cause each of its subsidiaries to, use their respective reasonable efforts to obtain consents of all third parties and Governmental Authorities necessary, appropriate or desirable for the consummation of the transactions contemplated by this Agreement.

                     Agreement and Plan of Merger -- Page 26


                  (f) CERTAIN TAX MATTERS. It shall not, either before or after the consummation of the Merger, take any action which would prevent the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code.

                  (g) RESALE REGISTRATION STATEMENT. Promptly but in no event later than five (5) business days after the Effective Time, Cascade shall file a registration statement (the "RESALE REGISTRATION STATEMENT") on Form S-3 registering the shares of Cascade Common issued to the stockholders of Sahara upon consummation of the Merger under the Securities Act and shall use reasonable commercial efforts to cause the Resale Registration Statement to become effective as expeditiously as possible and to remain effective until the second anniversary of the Effective Time, all as more fully described in the Registration Rights Agreement.

                (h) LOAN. Cascade and Sahara agree to use reasonable commercial efforts to negotiate a loan agreement commencing the later of (i) seven business days after the execution of this Agreement or (ii) the date the Information Statement is mailed to Sahara Stockholders, pursuant to which Cascade shall agree to loan Sahara an amount not to exceed $5 million in the event that this Agreement is terminated pursuant to Section 8.1(a), (c), (g), (h) or (j) or by Sahara pursuant to Section 8.1(b) with such terms and conditions including interest rate as specified in EXHIBIT F, which loan shall be secured by a grant in favor of Cascade of a first security interest in and to substantially all of Sahara's assets (tangible and intangible); PROVIDED, HOWEVER, under no circumstance shall Cascade be required to make the loan in the event of any suit, action, claim, litigation or proceeding instigated by any party named on
SCHEDULE 3.14.

         5.2 CERTAIN COVENANTS OF SAHARA. Sahara hereby covenants and agrees with Cascade and the Company as follows:

                  (a) PRESERVATION OF BUSINESS ORGANIZATION. Sahara shall use all reasonable efforts to preserve without material impairment the business organization of Sahara and its goodwill as to payors, providers, suppliers, distributors, clients and others having business relations with Sahara.

                  (b) CARRY ON IN REGULAR COURSE. Sahara shall carry on its business in the ordinary course in a manner consistent with its past practices.

                  (c) CONSENTS. Sahara shall use all reasonable efforts to obtain consents in writing to the transactions contemplated by this Agreement and/or such amendments, assignments or modifications of such documents or instruments as may be required in order that the transactions contemplated by this Agreement shall not result in any default with respect to any law, rule, regulation, order, decree, license, agreement, contract, commitment or instrument to which Sahara is a party or by which Sahara, or any of its assets is bound.

                  (d) CAPITAL STOCK. Sahara shall not redeem, purchase or otherwise acquire, any Sahara Securities, or agree to do any of the foregoing . Except for any agreement by which Sahara was bound immediately prior to the date hereof and specifically disclosed on the Sahara Disclosure Schedules, Sahara shall not accelerate, amend or change the period of exercisability of options or restricted stock granted under employee stock plans or authorize cash payments in exchange for any options granted under any of such plans. Sahara shall not issue, deliver, sell or grant or authorize or propose the issuance, delivery, sale or grant of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance by Sahara of (i) stock options that Sahara has disclosed in
SCHEDULE 3.17 hereto and (ii) shares of Sahara Common pursuant to the exercise of stock options or warrants therefor outstanding as of the date of this Agreement.

                     Agreement and Plan of Merger -- Page 27


                  (e) OTHER ACTIONS. Without the prior written consent or approval of Cascade , Sahara shall not (i) amend its certificate of incorporation or by-laws as describe in SCHEDULE 3.13, (ii) declare, set aside or pay any dividend or otherwise make a distribution with respect to any shares of capital stock of Sahara, or repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other equity or ownership interests in, Sahara, (iii) amend any material term of any outstanding security of Sahara,(iv) incur, assume or guarantee any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices, but in any event not exceeding an aggregate of $50,000, (v) create or assume any Lien on any asset, other than Liens that do not in the aggregate materially detract from the value of such assets or materially impair the use thereof in the operation of the business of Sahara,
(vi) make any loan, advance or capital contributions to or investment in any person, (vii) acquire any capital assets or any other investments for aggregate consideration in excess of $50,000, (viii) sell lease, pledge, transfer or dispose of any capital assets for aggregate consideration in excess of $50,000,
(ix) enter into any transaction or make any commitment or any contract or agreement relating to its assets or business (including the acquisition or disposition of any assets) or relinquish any contract or other right, in either case, involving an amount in excess of $50,000, other than transactions, commitments and relinquishments in the ordinary course of business consistent with past practices and those contemplated by this Agreement, (x) other than in the ordinary course of business, make or change any election in respect of Taxes, adopt or change any method of accounting or accounting practice in respect of Taxes, enter into any closing agreement, settle any claim in respect of Taxes, or consent to any consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, (xi) except as disclosed in SCHEDULE 5.2(e), grant any severance or termination pay to any director, officer or employee of Sahara, enter into any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Sahara, change the benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements or change the compensation, bonus or other benefits payable to directors, officers or employees of Sahara, other than increases in the ordinary course of business of the compensation of the employees of Sahara, (xii) enter into any partnership arrangements, joint development agreements or strategic alliances, (xiii) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Sahara Intellectual Property Rights or enter into grants to future patent rights, other than in the ordinary course of business, (xiv) make any grant of exclusive rights to any third party, (xv) enter into any transaction with any of its stockholders or any affiliates of any of its stockholders, other than in the ordinary course of, and pursuant to the reasonable requirements of, its business and upon terms that are no less favorable to Sahara than Sahara could obtain in a comparable transaction with a person who was not such a stockholder or an affiliate of such a stockholder or other than as contemplated by this Agreement, or (xvi) agree to do any of the foregoing.

                  (f) ACCESS. Subject to the Nondisclosure Agreement, Sahara shall permit officers, employees, agents, attorneys and accountants and other persons designated by Cascade full access after reasonable notice during normal business hours to the properties, books, contracts, commitments, tax returns, examination reports of the Internal Revenue Service and other records of Sahara in connection with and in furtherance of the transactions contemplated by this Agreement. Unless prohibited by law or contract, such designees of Cascade shall be furnished with true, accurate and complete copies of such contracts, commitments and other records and all other information with respect to the assets and business of Sahara as such designees may reasonably request.

                  (g) DOCUMENTS AND INFORMATION TO BE FURNISHED. Sahara shall deliver to Cascade promptly after such documents are available Sahara's unaudited monthly financial reports with respect to periods ending after the date hereof and all other documents, financial statements, budgets, proxy or information statements, reports, correspondence, notices and other items Sahara delivers, or is required to deliver, to any of its stockholders.

                  (h) STOCKHOLDER CONSENT. Sahara shall take all action necessary in accordance with applicable law to obtain the written consent of its stockholders owning at least 95% of each class or series of Sahara's issued and outstanding capital stock entitled to vote on this matter no later than January 23, 1997 (the

                     Agreement and Plan of Merger -- Page 28


"STOCKHOLDER CONSENT") for the purpose of approving and adopting this Agreement (including the transactions contemplated hereby). On or before January 13, 1997 or as promptly as practicable thereafter Sahara shall mail to each stockholder who was a stockholder on the record date for determining stockholders entitled to vote, (i) an information statement (the "INFORMATION STATEMENT") with respect to the matters to be submitted for stockholder approval in the Stockholder Consent, and its Board of Directors shall recommend to its stockholders the adoption of this Agreement (including the transactions contemplated hereby),
(ii) the Consent, and (iii) a notice that appraisal rights are available for the shares of Sahara Common and Sahara Preferred held by each such stockholder of Sahara, together with a copy of Section 262 of the Delaware Corporation Law, in satisfaction of Sahara's obligations under Section 262(d)(2) of the Delaware Corporation Law. In addition, the Information Statement shall be accompanied by such other information provided by Cascade as Cascade deems necessary in order to provide for the offer and sale of the Cascade Common to be issued in the Merger to be exempt from any applicable registration or qualification requirements under either federal or state securities or "Blue Sky" laws. Sahara shall use all reasonable efforts to obtain all votes and approvals of its stockholders necessary for the approval and adoption of this Agreement under the Delaware Corporation Law (including the transactions contemplated hereby).

                  (i) NOTICES OF CERTAIN EVENTS. Sahara shall promptly notify Cascade of:

                   (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

                 (iii) any actions, suits, claims, investigations or proceedings commenced relating to or involving or otherwise affecting Sahara that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article III or that relate to the consummation of the transactions contemplated by this Agreement; and

                  (iv) any matter arising and discovered after the date of this Agreement that, if existing or known on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement or the Participation Agreement, or that constitutes a breach or prospective breach of this Agreement or the Participation Agreement by Sahara, the Major Stockholders or any of their affiliates.

                  (j) ACCURACY OF REPRESENTATIONS AND WARRANTIES. Sahara shall not (a) take or agree or commit to take any action that would make any representation and warranty of Sahara hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (b) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

                  (k) TERMINATION OF AGREEMENTS. Sahara shall terminate, effective upon the Effective Time, all agreements among Sahara and any of its securityholders or optionholders, or among any Sahara securityholders or optionholders, providing for registration rights, rights of first refusal or co-sale, relating to the voting of Sahara securities or requiring Sahara to obtain the consent or approval of any such securityholders prior to taking or failing to take any action, including without limitations: (i) the Second Amended and Restated Registration Rights Agreement dated October 8, 1996; (ii) the Voting Agreement dated October 8, 1996; (iii) Section 3 of the Amended and Restated Shareholders' Agreement dated August 25, 1996; (iv) the Common Stock and Series A Preferred Stock Purchase Agreement dated August 25, 1996 and all amendments thereto; (v) the Series B Preferred Stock Purchase Agreement dated April 30, 1996 and all amendments thereto; and (vi) the Series C Convertible Preferred Stock Purchase Agreement dated October 8, 1996 and all amendments thereto. In addition, Sahara shall cause the agreements and arrangements set forth on SCHEDULE 5.2(k) to terminate at or prior to the Effective Time.

                     Agreement and Plan of Merger -- Page 29


                (l) NO SOLICITATION. From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, Sahara shall not, and will instruct its directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, initiate, solicit, encourage or participate in discussions with, provide information to, or approve a transaction with, any corporation, partnership, person or other entity or group concerning any merger, purchase or sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction involving Sahara ( all such transactions being referred to herein as "ACQUISITION PROPOSALS"). Sahara will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Sahara will (i) notify Cascade as promptly as practicable if any inquiry or proposal is made or any information or access is requested in writing in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify Cascade of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.2(l), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, Sahara will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Cascade).

         5.3 COVENANTS OF CASCADE AND THE COMPANY. Cascade and the Company hereby covenant and agree with Sahara as follows:

                (a) PRESERVATION OF BUSINESS ORGANIZATION. Cascade shall use all reasonable efforts to cause to preserve without material impairment the business organization of Cascade and its subsidiaries and their goodwill as to payors, providers, suppliers, distributors, clients and others having business relations with Cascade and its subsidiaries.

                (b) CONSENTS. Cascade shall use all reasonable efforts to obtain consents in writing to the transactions contemplated by this Agreement and/or such amendments, assignments or modifications of such documents or instruments as may be required in order that the transactions contemplated by this Agreement shall not result in any default with respect to any law, rule, regulation, order, decree, license, agreement, contract, commitment or instrument to which Cascade is a party or by which Cascade or any of its assets is bound.

                (c) DOCUMENTS AND INFORMATION TO BE FURNISHED. Cascade shall furnish to Sahara, promptly after filed with the Commission, its unaudited quarterly financial reports in the form filed with the Commission on Form 10-Q prescribed under the Exchange Act and such other reports, statements, documents and other items Cascade files with the Commission or delivers, or is required to deliver, to any of its stockholders.

                (d) NOTICES OF CERTAIN EVENTS. Cascade shall promptly notify Sahara of:

                   (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

                 (iii) any actions, suits, claims, investigations or proceedings commenced relating to or involving or otherwise affecting Cascade or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or that relate to the consummation of the transactions contemplated by this Agreement.

                     Agreement and Plan of Merger -- Page 30


                                   ARTICLE VI

                                 CLOSING MATTERS

         6.1 THE CLOSING. Subject to the satisfaction or waiver of all conditions precedent set forth in Article VII, the closing of the Merger (the "CLOSING") shall be held at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts 02110, on January 24, 1997 or as soon as thereafter as practicable (the "CLOSING DATE"). If any condition in Article VII is not satisfied in any material respect (or is not duly waived) at the Closing, any party whose obligations are subject to such condition may extend the period in which the Closing must be consummated (during which period each other party shall use its respective reasonable efforts to cause all such conditions to be satisfied in all material respects). If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing (whether or not delayed), the Closing shall be consummated by the making of all necessary filings with the Secretary of State of Delaware under the Delaware Corporation Law. If the Closing is consummated Cascade will be deemed to have waived any of the conditions set forth in Sections 7.1 and 7.2 to the extent not satisfied at or prior to the Closing.

         6.2 DOCUMENTS AND CERTIFICATES. Each of Cascade, the Company and Sahara shall use all reasonable efforts, on or prior to the Closing, to execute and deliver all such instruments, documents or certificates as may be necessary or advisable, on the advice of counsel, for the consummation at the Closing of the transactions contemplated by this Agreement or to cause the Effective Time, subject to consummation at the Closing, to occur as soon as practicable.


                                   ARTICLE VII

                              CONDITIONS OF CLOSING

         7.1 CONDITIONS TO OBLIGATIONS OF CASCADE, THE COMPANY AND SAHARA. The obligations of each of Cascade, the Company and Sahara under this Agreement to cause the Merger to be consummated are, at its option, subject to the satisfaction of the following conditions:

                (a) GOVERNMENTAL APPROVALS. Cascade, the Company and Sahara shall have received all necessary approvals of Governmental Authorities of the transactions contemplated by this Agreement, and each of such approvals shall remain in full force and effect at the Closing Date. It is understood that none of such approvals shall be deemed to have been received if any such approval is subject to satisfaction of or compliance with a Burdensome Condition. "BURDENSOME CONDITION" shall mean the imposition of a material restriction on Cascade's or Sahara's ability to operate Sahara and its subsidiaries following the Effective Time or requiring Cascade or Sahara to dispose of a material amount of the assets of Sahara or Cascade or any of their subsidiaries following the Effective Time. Any of Cascade, the Company or Sahara may, but is not obligated to, seek the removal or otherwise satisfactorily resolve the Burdensome Condition.

                (b) LITIGATION. No action, suit, litigation, proceeding or investigation shall (i) have been formally instituted and be pending with regard to the Merger, (ii) have been instigated with respect to any matter referred to on SCHEDULE 3.14 or (iii) be threatened by any Governmental Authority with regard to the Merger which, in any case, if resolved substantially in accordance with plaintiff's demand, would be reasonably likely to have a Material Adverse Effect on Cascade or Sahara. On the Closing Date, there shall not be in force any order or decree restraining or enjoining consummation of the Merger or placing any limitation upon such consummation or invalidating, suspending or requiring modification of any provision of this Agreement.

                     Agreement and Plan of Merger -- Page 31


                (c) NASDAQ LISTING. The shares of Cascade Common to be issued and exchanged for shares of Sahara Common and Sahara Preferred in the Merger pursuant to this Agreement will, at the Effective Time, be authorized for listing on the Nasdaq National Market.

                (d) TAX OPINION. Sahara shall have received a written opinion from Shipman & Goodwin, in form and substance satisfactory to Sahara and Cascade to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code.

         7.2 CONDITIONS APPLICABLE TO CASCADE AND THE COMPANY. The obligations of Cascade and the Company under this Agreement to cause the Merger to be consummated are, at their option, subject to the satisfaction of the following conditions, in addition to the conditions contained in
Section 7.1:

                (a) AGREEMENTS AND COVENANTS. Sahara shall have performed or complied with all agreements and covenants required by this Agreement or the Participation Agreement to be performed or complied with by Sahara on or prior to the Closing Date, except where the failure to perform or comply could not reasonably be expected to have a Material Adverse Effect.

                (b) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sahara set forth in Article III shall be true and correct both on the date of this Agreement and as of the Closing Date (as to the truth and correctness of the representations and warranties qualified by
SCHEDULE 3.12(d) and SCHEDULE 3.14, as though such representations and warranties were not so qualified) with the same force and effect as if such representations and warranties were made anew at and as of the Closing Date, except: (i) to the extent such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date; (ii) for the effect of any activities or transactions which may have taken place after the date of this Agreement which are contemplated by this Agreement; and (iii) where the failure to be true and correct, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                (c) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Material Adverse Effect on Sahara.

                (d) OFFICERS' CERTIFICATE CONCERNING THIS AGREEMENT. Sahara shall have furnished to Cascade and the Company a certificate dated the Closing Date, signed by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Sections 7.2(a) through 7.2(c) have been satisfied.

                (e) OPINION OF COUNSEL. Cascade and the Company shall have received from Shipman & Goodwin, counsel to Sahara, an opinion dated the Closing Date substantially in the form set forth in EXHIBIT G.

                (f) REQUIRED CONSENTS. The holders of any note, guarantee or other evidence of indebtedness of Sahara, the lessors of any material real or personal property or assets leased by Sahara, the parties (other than Sahara) to any other material contract, commitment or agreement to which Sahara is a party, and any other person (other than Governmental Authorities) which owns or has authority to grant any franchise, license, permit, easement, rights or other authorization necessary for the business or operations of Sahara, to the extent that their consent or approval of the Merger or any other transactions contemplated by this Agreement is required under the pertinent lease, contract, commitment or agreement or other document or instrument or under applicable laws, rules or regulations for the consummation of the transactions contemplated hereby in the manner herein provided, shall have granted such consent or approval and no Burdensome Condition shall exist. "BURDENSOME CONDITION" shall mean the imposition of a material restriction on Cascade's or Sahara's ability to operate Sahara following the Effective Time or requiring Cascade or Sahara to dispose of a material amount of the assets of Sahara or Cascade or any of their subsidiaries following the Effective Time. Any of Cascade, the Company or Sahara may, but is not obligated to, seek the removal or otherwise satisfactorily resolve the Burdensome Condition.

                     Agreement and Plan of Merger -- Page 32


                (g) APPRAISAL RIGHTS. Holders of not more than 5% of the outstanding shares of Sahara Common and Sahara Preferred shall have exercised appraisal rights pursuant to Section 262 of the Delaware Corporation Law

                (h) PERFORMANCE OF PARTICIPATION AGREEMENT. All the terms, covenants and conditions of the Participation Agreement to be complied with and performed by Sahara and the Major Stockholders on or before the Closing Date shall have been fully complied with and performed, except where the failure to perform or comply could not reasonably be expected to have a Material Adverse Effect.

                (i) TERMINATION OF AGREEMENTS. All agreements among Sahara and any of its securityholders or optionholders, or among any of the Sahara securityholders or optionholders, providing for registration rights, rights of first refusal, rights of co-sale, an adjustment to the number, or conversion or exercise price, of any of the shares of capital stock of Sahara (other than an adjustment as a result of a subdivision, combination, reorganization or reclassification of the shares of capital stock of Sahara generally), relating to the voting of Sahara securities or requiring Sahara to obtain the consent or approval of any such securityholders prior to taking or failing to take any action, including without limitation all of the Agreements listed in Section 5.2(k), shall have been terminated in their entirety or as provided in Section 5.2(k) effective upon or before the Effective Time.

                (j) TAX CERTIFICATE. Sahara shall have delivered to Cascade a clearance certificate or similar document(s) which may be required by any tax authority to relieve Cascade of any obligation to withhold Taxes in connection with the transactions set forth in this Agreement. Sahara shall have paid any sales, use, transfer and documentary Taxes and recording and filing fees applicable to the transactions set forth in this Agreement. Sahara shall have delivered to Cascade a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Cascade.

                (k) EMPLOYEE AGREEMENTS. All employees of Sahara who are continuing as employees of the Surviving Corporation shall have executed Cascade's standard form nondisclosure and developments agreement.

                (l) EMPLOYEES. None of Messrs. Reeves, Shea or Kraskey, no more than ten percent (10%) of Sahara's engineers as of the date hereof and no more than twenty percent (20%) of Sahara's employees as of the date hereof (excluding, for purposes of such calculation, administrative and finance personnel) shall have: (i) voluntarily terminated their employment with Sahara on or prior to the Effective Time or (ii) refused to accept employment with, or given notice that they do not intend to continue employment with, the Surviving Corporation.

                (m) COMDISCO WARRANT. Comdisco, Inc. shall have exercised in full the Warrant Agreement dated December 20, 1995 to purchase shares of Sahara Common prior to the Effective Time, or other appropriate provision with respect to such warrant shall be made to the reasonable satisfaction of Cascade.

                (n) PURCHASER REPRESENTATIVE. Sahara shall have entered into a Purchaser Representative Agreement, in form and substance satisfactory to Cascade and Sahara, with a purchaser representative who shall certify thereunder that (i) he is familiar with the definition and qualifications of a "Purchaser Representative" as set forth in Rule 501(h) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended,
(ii) he meets the conditions applicable to a Purchaser Representative and is qualified to act in such capacity in connection with this transaction, (iii) he is not an affiliate, director, officer or other employee of either Cascade or Sahara and (iv) he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of this transaction.

                     Agreement and Plan of Merger -- Page 33


         7.3 CONDITIONS APPLICABLE TO SAHARA. The obligations of Sahara under this Agreement to cause the Merger to be consummated are, at its option, subject to the satisfaction of the following conditions, in addition to the conditions contained in Section 7.1:

                (a) AGREEMENTS AND COVENANTS. Cascade and the Company shall have performed or complied with all agreements and covenants required by this Agreement or the Participation Agreement to be performed or complied with by them on or prior to the Closing Date, except where the failure to perform or comply could not reasonably be expected to have a Material Adverse Effect.

                (b) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Cascade and the Company set forth in Article IV shall have been true and correct on the date of this Agreement and as of the Closing Date with the same force and effect as if such representations and warranties were made anew at and as of the Closing Date, except: (i) to the extent such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date; (ii) for the effect of any activities or transactions which may have taken place after the date of this Agreement which are contemplated by this Agreement and (iii) where the failure to be true and correct, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                (c) OFFICERS' CERTIFICATE CONCERNING THIS AGREEMENT. Cascade shall have furnished to Sahara a certificate dated the Closing Date, signed by the chief executive officer and the chief financial officer of Cascade, to the effect that, the conditions set forth in Sections 7.3(a) through 7.3(b) hereof have been satisfied.

                (d) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Material Adverse Effect on Cascade and its subsidiaries, taken as a whole.

                (e) OPINION OF COUNSEL. Sahara shall have received from counsel to Cascade an opinion dated the Closing Date substantially in the form set forth on EXHIBIT H.

                (f) REQUIRED CONSENTS. Cascade shall have received all consents or approvals of the Merger or any other transactions contemplated by this Agreement required under any material lease, contract, commitment, note, guaranty or other evidence of indebtedness of Cascade or any of its subsidiaries, or any lease of any material real property of Cascade and its subsidiaries, or under applicable law for the consummation of the transactions contemplated hereby.



                                  ARTICLE VIII

                                   TERMINATION

         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of Sahara:

                (a) by mutual written consent duly authorized by the Boards of Directors of Cascade and Sahara;

                  (b) by either Sahara or Cascade, if the Merger shall not have been consummated by February 15, 1997; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

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                     Agreement and Plan of Merger -- Page 34


                  (c) by either Sahara or Cascade, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (an "ORDER"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

                  (d) by Cascade, if the required approvals of the stockholders of Sahara contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote either upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof or by written consent of the Stockholders;

                  (e) by Cascade, if Sahara shall have accepted an Acquisition Proposal or if the Sahara Board of Directors recommends an Acquisition Proposal to the stockholders of Sahara;

                  (f) by Cascade, if the Board of Directors of Sahara shall have withheld, withdrawn or modified in a manner adverse to Cascade its recommendation in favor of approving this Agreement and the consummation of the Merger;

                  (g) by Cascade, if there shall have occurred a Material Adverse Effect on Sahara since the date of this Agreement;

                  (h) by Sahara, if there shall have occurred a Material Adverse Effect on Cascade and its subsidiaries taken as a whole since the date of this Agreement

                  (i) by Cascade, upon breach of any representation, warranty, covenant or agreement on the part of Sahara set forth in this Agreement, or if any representation or warranty (as though the representations and warranties qualified by SCHEDULE 3.12(d) and SCHEDULE 3.14 were not so qualified) of Sahara shall have become untrue, in either case such that the conditions set forth in
Section 7.2(a) or Section 7.2(b) (including provisions with respect to Material Adverse Effect) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Sahara's representations and warranties or breach by Sahara is curable by Sahara through the exercise of its commercially reasonable efforts within ten (10) days of the time such representation or warranty shall have become untrue or such breach, then Cascade may not terminate this Agreement under Section 8.1(i) during such ten-day period provided Sahara continues to exercise such commercially reasonable efforts or thereafter if cured;

                  (j) by Sahara, upon a breach of any representation, warranty, covenant or agreement on the part of Cascade set forth in this Agreement, or if any representation or warranty of Cascade shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) (including provisions with respect to Material Adverse Effect) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED, that if such inaccuracy in Cascade's representations and warranties or breach by Cascade is curable by Cascade through the exercise of its commercially reasonable efforts within ten
(10) days of the time such representation or warranty shall have become untrue or such breach, then Sahara may not terminate this Agreement under this Section 8.1(j) during such ten-day period provided Cascade continues to exercise such commercially reasonable efforts or thereafter if cured.

         8.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in
Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 8.2, Sections 5.1(c), 5.1(d), 5.1(h), 8.3 and
Article X (Miscellaneous), each of which shall survive the termination of this Agreement, and

                     Agreement and Plan of Merger -- Page 35


(ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Nondisclosure Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

         8.3 PROCEDURE UPON TERMINATION. In the event of the termination of this Agreement, the Board or Boards of Directors so terminating may direct its or their officers not to file the certificate of merger in the office of the Secretary of State of the State of Delaware, notwithstanding favorable action by the stockholders of the Company and Sahara.


                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

         9.1 SURVIVAL. The covenants, agreements, representations and warranties of Sahara contained in this Agreement shall survive the Closing
until the first anniversary of the Effective Time, whereupon    they shall
terminate; PROVIDED that any such termination shall not terminate or limit in any manner whatsoever any liabilities Sahara has or may have for knowing and intentional misrepresentations, breaches, nonfulfillments and violations. Notwithstanding the preceding sentence (other than the proviso), any claim or liability regarding any covenant, agreement, representation or warranty arising prior to the termination of the covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 9.2(a) or (b) shall survive such termination pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. The covenants, agreements, representations and warranties of Sahara and the rights and remedies that may be exercised by any Indemnitee (as defined below) shall not be limited, diminished or otherwise affected by or as a result of any information that may have been provided, any investigation or examination that may have or be made by, or any knowledge of, any Indemnitee or any other party on the behalf of any Indemnitee.

         9.2 INDEMNIFICATION. (a) By their approval of this Agreement, the stockholders of Sahara agree that the General Escrow Shares held under the Escrow Agreement shall be available to indemnify, defend, protect, and hold harmless each of Cascade and, effective at and as of the Effective Time, without duplication, the Surviving Corporation and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, an "INDEMNITEE") at all times from and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, settlements, costs and expenses (net of income tax benefits to such Indemnitee in the relevant year) (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "DAMAGES") incurred by such Indemnitee as a result of or arising out of (i) any breach of any representation or warranty of Sahara or any of the Major Stockholders set forth herein or in the Participation Agreement, or in any certificate or other document delivered in connection herewith or therewith (as such representation or warranty would read if all qualifications as to knowledge and materiality and Material Adverse Effect were deleted from it and, with respect to the representations and warranties qualified by SCHEDULE 3.12(d) and SCHEDULE 3.14, as though such representations and warranties were not so qualified, such that any matter set forth in such Schedules are subject to indemnification hereunder) with respect to which a claim for indemnification is brought by an Indemnitee within the applicable survival period described in
Section 9.1, (ii) any breach or nonfulfillment by Sahara or any of the Major Stockholders, or any noncompliance by Sahara or any of the Major Stockholders with, any covenant, agreement, or obligation contained herein, in the Participation Agreement, or in any certificate or other document delivered in connection herewith except to the extent waived by Cascade, or (iii) any claim by a stockholder or former stockholder of Sahara or any other person, firm, corporation or entity, seeking to assert, or based upon: (A) ownership or rights of ownership to any shares of capital stock of Sahara; (B) any rights of the stockholder (other than the right to receive the Merger consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the Delaware Corporation Law), including any option, preemptive rights, or rights to

                     Agreement and Plan of Merger -- Page 36


notice or to vote; (C) any rights under the charter or bylaws of Sahara; or (D) any claim that his, her or its shares were wrongfully repurchased by Sahara, regardless of whether an action, suit or preceding can or has been made against Sahara.

                  (b) By their approval of this Agreement, the stockholders of Sahara named in SCHEDULE 1.8 agree that the Specific Escrow Shares held under the Escrow Agreement shall be available to indemnify, defend, protect, and hold harmless each Indemnitee at all times from and after the date of this Agreement from and against all Damages incurred by such Indemnitee as a result of or arising out of any breach of any representation or warranty of Sahara set forth in Sections 3.08, 3.12 and 3.14 hereof concerning or related to any of the parties named in SCHEDULE 3.14 (as such representation or warranty would read if all qualifications as to knowledge and materiality and Material Adverse Effect were deleted from it and, with respect to the representations and warranties qualified by SCHEDULE 3.12(d)(2) and SCHEDULE 3.14, as though such representations and warranties were not so qualified, such that any matter set forth in such Schedules are subject to indemnification hereunder) with respect to which a claim for indemnification is brought by an Indemnitee within the applicable survival period described in Section 9.1; PROVIDED, HOWEVER, that any claims with respect to any breach or misrepresentation of the representations or warranties in Sections 3.08, 3.12 and 3.14 must be satisfied first from the General Escrow Shares prior to satisfying claims for indemnification from the Specific Escrow Shares.

         9.3 THIRD PERSON CLAIMS. Promptly after an Indemnitee has received notice of or has knowledge of any claim by a person not a party to this Agreement ("THIRD PERSON") or the commencement of any action or proceeding by a Third Person, the Indemnitee shall, as a condition precedent to a claim with respect thereto being made against the Escrow Agreement with respect to the General Escrow Shares, give the Stockholder Representative written notice of such claim or the commencement of such action or proceeding; PROVIDED, HOWEVER that the failure to give such notice will not affect the Indemnitees' right to indemnification hereunder with respect to such claim, action or proceeding, except to the extent that the Stockholder Representative has, or the stockholders have, been actually prejudiced as a result of such failure. If the Stockholder Representative notifies the Indemnitee within 30 days from the receipt of the foregoing notice that he wishes to defend against the claim by the Third Person and if the amount of the claim, if known, together with all other claims made against the General Escrow Shares that have not been settled, is less than the remaining balance of the General Escrow Shares, then the Stockholder Representative shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to Indemnitee, and the Stockholder Representative shall be entitled to reimbursement out of the General Escrow Shares for such defense. The Indemnitee may participate in the defense, at its sole expense, of any such claim for which the Stockholder Representative shall have assumed the defense pursuant to the preceding sentence, provided that counsel for the Stockholder Representative shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings; PROVIDED, HOWEVER, that Indemnitee shall control the defense of any claim or proceeding that in Indemnitee's reasonable judgment could have a material and adverse effect on Indemnitee's business apart from the payment of money damages. Under no circumstances shall the Stockholder Representative be entitled to assume the defense of any claim against the Specific Escrow Shares; PROVIDED, HOWEVER, that the Stockholder Representative may participate in the defense, at its sole expense, of any such claim provided that counsel to Cascade shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings. The Indemnitee shall be entitled to indemnification under
Section 9.2 for the reasonable fees and expenses of its counsel for any period during which the Stockholder Representative has not assumed the defense of any claim. Whether or not the Stockholder Representative shall have assumed the defense of any claim, nether the Indemnitee nor the Stockholder Representative shall make any settlement with respect to any such claim, suit or proceeding without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously could have an adverse effect on the party wishing to settle, the failure of the party controlling the defense to act upon a request for consent to such settlement within five business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of this Article IX.

                     Agreement and Plan of Merger -- Page 37


         9.4 LIMITATIONS ON INDEMNIFICATION. No Indemnitee shall be entitled to indemnification under Section 9.2(a) and (b) for Damages relating to breaches of representations and warranties set forth herein or in the Participation Agreement or in any certificate or document delivered in connection herewith or therewith all as provided in Section 9.2(a)(i)-(ii) and 9.2(b), until the aggregate amount of Damages incurred exceeds $500,000, in which event such liability shall apply to all such Damages. The limitation provided in this Section 9.4 on an Indemnitee's right to indemnification under this Article IX shall not apply to Damages for any matters set forth in Section 9.2(a)(iii).

         9.5 EXCLUSIVITY; METHOD OF PAYMENT. Upon consummation of the Merger and except for claims based on knowing and intentional misrepresentations, breaches, nonfulfillments and violations, Cascade's and the Surviving Corporation's sole recourse to satisfy any claims for indemnification pursuant to Section 9.2(a) shall be to the General Escrow Shares, and no Indemnitee shall be entitled to seek to recover any Damages under Section 9.2(a) from the assets of stockholders of Sahara other than the General Escrow Shares. Upon consummation of the Merger and except for claims based on knowing and intentional misrepresentations, breaches, nonfulfillments and violations, Cascade's and Surviving Corporation's sole recourse to satisfy claims for indemnification pursuant to Section 9.2(b) shall be to the Escrow Shares, and no Indemnitee shall be entitled to seek to recover any Damages under Section 9.2(b) from assets of stockholders of Sahara other than all of the Escrow Shares. To the extent that Cascade, or the Surviving Corporation makes a claim against the Escrow Shares pursuant to the Escrow Agreement, and such claim is paid in shares of Cascade Common, then for purposes of such payment, the shares of Cascade Common shall be valued at the Average Cascade Price.

         9.6 NO CONTRIBUTION. The stockholders of Sahara acknowledge and agree that they shall not have and shall not exercise or assert any right of contribution, indemnification, subrogation or other remedy or right against the Surviving Corporation in connection with any indemnification obligation or other liability to which they may become subject under or in connection with this Agreement, the Participation Agreement or any certificate or other document delivered in connection herewith or therewith.


                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as set forth in
Section 9.5, any and all remedies herein expressly conferred upon a party will be deemed cumulative and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         10.2 EXPENSES. All fees and expenses (including all accounting, legal and investment banking fees and expenses and all other expenses) incurred by Cascade and the Company in connection with this Agreement and the transactions contemplated hereby will be borne by Cascade. All fees and expenses (including without limitation all accounting, legal and investment banking fees and expenses) incurred by Sahara in connection with this Agreement and the transactions contemplated hereby will be borne by the Surviving Corporation or, if the Merger does not occur, Sahara.

         10.3 FURTHER ASSURANCES. If at any time after the Effective Time, Cascade or the Company shall consider it advisable that any further conveyance, agreements, documents, instruments and assurances of law or

                     Agreement and Plan of Merger -- Page 38


any other things are necessary or advisable to vest, perfect, confirm or record in the Surviving Corporation the title to any property, rights, privileges, powers and franchises of Sahara, the officers of Sahara last in office and such other persons, if any, as the Board of Directors of Sahara last in office may authorize shall, at Cascade's expense, execute and deliver, upon Cascade's or the Company's reasonable request, any and all proper conveyances, agreements, documents, instruments and assurances of law, in a form acceptable to counsel to such officers or other persons (at such officer's or other person's expense) and do all things reasonably necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in the Surviving Corporation, and otherwise to carry out the provisions of this Agreement.

         10.4 PARTIES IN INTEREST. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, firm or corporation other than the parties hereto, their permitted successors or assigns, and their respective stockholders any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

         10.5 ENTIRE AGREEMENT. This Agreement, the Participation Agreement, the Registration Rights Agreement, the Escrow Agreement, the Nondisclosure
Agreement, and the Noncompetition Agreements    together with the Schedules and
Exhibits hereto and thereto, supersede any other agreement, whether written or oral, that may have been made or entered into by Cascade and Sahara (or by any officer or officers of such parties) relating to the matters contemplated hereby or thereby. This Agreement, the Participation Agreement, the Registration Rights Agreement, the Nondisclosure Agreement, the Escrow Agreement and the Noncompetition Agreements, together with the Schedules and Exhibits hereto and thereto, constitute the entire agreement by the parties, and there are no agreements or commitments except as set forth herein and therein.

         10.6 AMENDMENT OR MODIFICATION. At any time before or after the adoption of this Agreement by the stockholders of Sahara, this Agreement may be amended or supplemented by additional agreements, articles or certificates, as may be mutually agreed by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or to modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby.

         10.7 WAIVER. Any party to this Agreement may, by written notice to the other parties to this Agreement, (a) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence or as expressly provided in this Agreement, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, conditions or agreements contained in this Agreement. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

         10.8 ASSIGNABILITY. This Agreement shall not be assignable by Sahara, on the one hand, or Cascade or the Company, on the other hand, without the prior written consent of Cascade, on the one hand, or Sahara, on the other hand, as the case may be.

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                     Agreement and Plan of Merger -- Page 39


         10.9 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                (a) "AFFILIATE" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified;

                (b) "AVERAGE CASCADE PRICE" means the average price of a Cascade share (rounded to the nearest penny), for the ten consecutive trading days ending on and including the second trading day preceding the Effective Time calculated on the basis of the last reported sales prices of Cascade shares on the Nasdaq Stock Market on such trading days.

                (c) "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise);

                (d) "MATERIAL ADVERSE EFFECT" shall mean, when used with respect to Sahara, on the one hand, and Cascade and its subsidiaries, taken as a whole, on the other hand, as the case may be, any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the Material Adverse Effect, is or could reasonably be materially adverse to the financial condition, business, properties, intellectual property rights, assets or operations of Sahara or Cascade and its subsidiaries, taken as a whole, as the case may be; PROVIDED, HOWEVER, that the following shall not be considered a Material Adverse Effect: any adverse effect that primarily results from the execution and delivery of this Agreement or from changes in Sahara's or Cascade's respective industry or the financial markets.

                (e) "PERSON" shall mean any individual, corporation, partnership, limited liability company, trust, joint venture, unincorporated association, Governmental Authority or other entity; and

                (f) "SUBSIDIARY" of any person shall mean a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by such person.

         10.10    HEADINGS AND INTERPRETATION. The headings contained in this
Agreement are for reference purposes only and   shall not affect the meaning or
interpretation of this Agreement. Terms such as "herein," "hereof" and "hereinafter" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Unless the context otherwise requires, (i) terms used in the plural include the singular, and vice versa, and (ii) words in the masculine gender include the feminine or neuter, and vice versa.

         10.11 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telex, graphic scanning or other telegraphic communications equipment of the sending party, as follows:

                     Agreement and Plan of Merger -- Page 40


        If to Cascade or the Company:

                Cascade Communications Corp.
                5 Carlisle Road
                Westford, Massachusetts  01886
                Attention: Paul E. Blondin, Chief Financial Officer

                with a copy to:

                Testa, Hurwitz & Thibeault, LLP
                High Street Tower
                125 High Street
                Boston, Massachusetts  02110
                Attention:  John A. Meltaus, Esq.

        If to Sahara:

                Sahara Networks, Inc.
                860 North Main Street
                Wallingford, Connecticut  06492
                Attention:  W. Thomas Shea

                with a copy to:

                Ropes and Gray
                One International Place
                Boston, MA 02110
                Attention:  Gregory Moore, Esq.

                and

                Shipman & Goodwin
                One American Row
                Hartford, Connecticut 06103
                Attention:  Frank Marco, Esq.

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telex, graphic scanning or other telegraphic communications equipment of the sender, or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this
Section 10.11 or in accordance with the latest unrevised direction from such party given in accordance with this Section 10.11.

         10.12 LAW GOVERNING. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                     Agreement and Plan of Merger -- Page 41


         10.13 INVALIDITY OF PROVISIONS. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. The parties agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

         10.14 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         10.15 CONSENT TO JURISDICTION. Each of Sahara, Cascade and the Company hereby irrevocably submits to the exclusive jurisdiction of any state or federal court in the State of Delaware over any suit, action or proceeding brought against it by any of the other parties hereto and arising out of or relating to this Agreement and the transactions contemplated hereby.

                   Agreement and Plan of Merger -- Page 42


        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties on the date first above written.

                                             CASCADE COMMUNICATIONS CORP.


Attest:

_____________________________                By: __________________________
Name:                                            Name:
Title:                                           Title:

                                             CAMEL ACQUISITION CORPORATION


Attest:

_____________________________                By: __________________________
Name:                                            Name:
Title:                                           Title:

                                             SAHARA NETWORKS, INC.


Attest:

_____________________________                By: __________________________
Name:                                            Name:
Title:                                           Title:





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